UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CINCINNATI FINANCIAL CORPORATION
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CINCINNATI
FINANCIAL CORPORATION

2022 ANNUAL SHAREHOLDER MEETING NOTICE AND PROXY STATEMENT

mycincinnati
Payments | Billing
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CINCINNATI
We answer the call

Cincinnati Financial Corporation stands among the 25 largest property casualty insurers in the nation, based on net written premiums. A select group of independent agencies actively markets our business, home and auto insurance in 46 states. Within this select group, we also seek to become the life insurance carrier of choice and to help agents and their clients – our policyholders – by offering leasing and financing services.

Three competitive advantages distinguish your company, positioning us to build shareholder value and long-term success:

1. **Commitment to our network of professional independent insurance agencies and to their continued success**
2. **Operating structure that supports local decision making, showcasing the strength of our field claims service, field underwriting and field support services**
3. **Financial strength to fulfill our promises and be a consistent market for our agents' business, supporting stability and confidence**

Learn more about where we are today and where we are headed by reviewing our publications on *cinfin.com/investors.*

CINCINNATI *We answer the call*

Independent agents who work with Cincinnati Insurance appreciate the ease with which they can reach us. Finding value in direct access to associates from all areas of the company, we often hear, "I love that you answer the phone." However, we know it's more than just easily reaching a real person – it's reaching a person who can offer solutions and options. We've invested in talented associates who increase the capabilities we have and the resources we provide to agents and their clients when they have unique or challenging insurance situations.

We answer the call for local independent insurance agents:

- offering a breadth of products that create flexibility in responding to the needs of business owners, from entrepreneurs just starting out to those operating multi-million dollar businesses, as well as both middle market and high net worth personal lines clients.
- connecting professional risk management associates to business leaders, large fleet operators, homeowners and collectors, helping them prevent loss or damage to their most important assets.
- responding with fast, fair and empathetic claims service, supporting our agents' reputations in their communities and making communities, businesses and families financially whole again.

March 24, 2022

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 7, 2022 at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.Electing 13 directors for one-year terms;
2.Voting on a nonbinding proposal to approve compensation for the company’s named executive officers;
3.Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2022;
4.Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 9, 2022, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage convenient online voting, which saves you and your company significant postage and processing costs. If you prefer, you may submit your vote by telephone or by mail. Detailed voting instructions can be found in the Frequently Asked Questions section on Page 72 of this proxy statement.

Thank you for your interest and participation in the affairs of the company.

/S/ Lisa A. Love
Lisa A. Love, Esq.
Senior Vice President, General Counsel and Corporate Secretary

This proxy statement, the 2021 Annual Report on Form 10-K, the 2022 Annual Letter to Shareholders and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March 24, 2022.

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider before voting. Please read the entire proxy statement, and for more complete information about the company’s 2021 performance, please review the company’s 2021 Annual Report on Form 10-K.

2022 Annual Meeting of Shareholders
Date and Time:    May 7, 2022, 9:30 a.m. ET

Location:        The Cincinnati Art Museum
953 Eden Park Drive
Cincinnati, Ohio 45202

Record Date:        March 9, 2022

A listen-only webcast will also be available to the public at cinfin.com/investors.

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Directors (Page 11)	FOR Each Director Nominee
Advisory Vote to Approve Executive Compensation (Page 30)	FOR
Ratification of Auditors (Page 68)	FOR

2021 Governance Highlights
Board Refreshment
Over the last three years, the nominating committee and the board achieved their board composition goals for 75% independence and increasing diversity by adding four new directors, including three that qualify as independent and two women. All of the recently added directors also bring fresh perspectives and added skills the board deems important. One director, Kenneth C. Lichtendahl, will be retiring from the board and is not standing for election at the 2022 Annual Meeting of Shareholders. Following the shareholder meeting, the board will be comprised of 13 directors, of which 76.9% are independent and 30.5% are diverse based on gender and/or race and ethnicity. Additionally, of the 10 independent directors five will have tenure of 10 years or less and five will have tenure of greater than 10 years.

Enhanced Environmental, Social and Governance (ESG) Disclosure
With the oversight of the nominating committee, in 2021 the company continued to enhance its annual ESG disclosures, “Environmental, Social and Governance Report,” “Sustainability Disclosure Using SASB Standards for the Insurance Industry” and the “Sustainability Data Sheet.” Collectively, these publications organize and enhance our existing disclosures about ESG topics such as our commitment to the development and financial wellness of our workforce, including disclosure of our adjusted pay gap for women and underrepresented groups; our commitment to managing climate risk; and our commitment to ethical governance and operations. You can find more information about these disclosures at cinfin.com/sustainability, which is not incorporated by reference in this proxy statement. Enhanced disclosure about related topics, such as human capital, cybersecurity and climate risk can be found in our 2021 Annual Report on Form 10-K.
Our Governance Practices
Cincinnati Financial is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include:
Board Governance Practices
•Strong board oversight of enterprise risk.
•Over 75% of our directors are expected to be independent and over 30% diverse following the 2022 shareholder meeting.
•Our audit, compensation and nominating committees are fully independent.
•Strong independent lead director with clearly defined role and responsibilities.
•Robust stock ownership guidelines for directors at five times annual cash meeting fees.
•Code of Conduct applicable to directors, officers and company associates.
•Annual evaluation of the chief executive officer by the non-employee directors, led by the chair of the compensation committee.
•Annual board and committee self-assessments.
•Regular executive sessions of the non-employee directors at the board and committee level.
•High degree of board interaction with management to ensure successful oversight and succession planning.
•Mandatory retirement age.
Shareholder Rights
•All directors are elected annually with a simple majority standard for all uncontested director elections and by plurality in contested director elections.
•No poison pill.

•Shareholders have the right to call a special meeting.
•Regular engagement with shareholders to understand their perspectives and concerns on a broad array of topics, including corporate governance, executive compensation and sustainability matters.
•Responsive to shareholder feedback.
•Proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders holding 3% of the company's common shares for at least three years, to nominate candidates for the greater of two seats or 20% of the board nominees.
Compensation Governance
•Pay program tied to performance.
•Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.
•Robust stock ownership guidelines of 5 times salary for the chief executive officer and 3.5 times salary for the other named executive officers.
•Prohibition on all hedging of Cincinnati Financial securities by directors and officers.
•No tax gross-up payments to executives.
•Annual shareholder advisory approval of executive compensation program.
•Compensation clawback provisions included in shareholder approved compensation plans.
•Double-trigger required for vesting of plan-based compensation in the event of a change in control.

Director Nominees
The following table provides summary information about each director nominee. Complete information about each director’s background and experience begins on Page 11. Each director stands for election annually.

Name	Age	Primary Occupation	Independent	Committee Memberships	Other Public Company Boards
Thomas J. Aaron	60	Executive Vice President and Chief Financial Officer (Retired), Community Health Systems Inc.	✓	A	1
William F. Bahl*	70	Chairman, Bahl & Gaynor Investment Counsel Inc.	✓	A, E, I, N (Chair)	0
Nancy C. Benacci	66	Head of Equity Research (Retired), KeyBanc Capital Markets	✓	A, I	0
Linda W. Clement-Holmes	59	Chief Information Officer (Retired), The Procter & Gamble Company	✓	A, C, N	1
Dirk J. Debbink	66	Chairman and Chief Executive Officer, MSI General Corporation	✓	A, N	0
Steven J. Johnston	62	Chairman, President and Chief Executive Officer, Cincinnati Financial Corporation		E (Chair), I (Chair)	0
Jill P. Meyer	50	President and Chief Executive Officer, Cincinnati USA Regional Chamber	✓	N	0
David P. Osborn	61	President, Osborn Williams & Donohoe LLC	✓	A, C (Chair), I	0
Gretchen W. Schar	67	Executive Vice President, Chief Financial and Administrative Officer (Retired), Arbonne International LLC	✓	A (Chair), C, N	1
Charles O. Schiff	52	Executive Vice President, Secretary and Treasurer, John J. & Thomas R. Schiff & Co. Inc.		I	0
Douglas S. Skidmore	59	Chief Executive Officer, Skidmore Sales & Distributing Company Inc.	✓	E, N	0
John F. Steele, Jr.	68	Chairman and Chief Executive Officer, Hilltop Basic Resources Inc.	✓	E	0
Larry R. Webb	66	President, Webb Insurance Agency Inc.		E, I	0
*    Lead Independent Director
A    Audit Committee
C    Compensation Committee
E    Executive Committee
I    Investment Committee
N    Nominating Committee

2021 Executive Compensation Highlights
The named executive officers earned payouts of annual incentive compensation at the maximum level and performance-based restricted stock units at the target level for the performance period ending December 31, 2021, which produced a value creation ratio (VCR) of 25.7%, outperforming all eight1 of the nine peer companies that have reported; and a three-year total shareholder return of 58.8%, outperforming six of the nine peer companies. Set forth below is the 2021 compensation for each named executive officer as determined under Securities and Exchange Commission (SEC) rules. See the notes accompanying the Summary Compensation Table (SCT) on Page 56 for more information.

Name and Principal Position (as of December 31, 2021)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Non- Qualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total Compensa- tion ($)
Steven J. Johnston	1,103,055	—	1,475,180	1,035,915	2,761,844	—	114,773	6,490,767
Chairman, President & Chief Executive Officer

Michael J. Sewell	918,406	—	824,953	517,508	1,379,710	—	144,987	3,785,564
Chief Financial Officer

Martin F. Hollenbeck	766,633	—	688,771	431,996	1,151,703	—	82,828	3,121,930
Chief Investment Officer

John S. Kellington	638,507	—	575,617	360,854	962,071	—	74,597	2,611,646
Chief Information Officer

Stephen M. Spray	733,252	—	658,933	413,189	1,101,556	261,978	36,537	3,205,446
Chief Insurance Officer

No material changes were made to the structure of the executive compensation program for 2021.
1 On March 1, 2022, Liberty Mutual Holding Company announced the closing of its acquisition of peer company State Auto Financial Corporation. State Auto did not file an Annual Report on Form 10-K for 2021. Cincinnati Financial's performance-based compensation is unaffected despite the lack of available financial statements from this peer company. For performance-based restricted stock units, the company relies on the 3-year total shareholder return for each peer as calculated by Bloomberg LP to determine achievement of performance hurdles. For annual incentive compensation awards for 2021, the company's Value Creation Ratio exceeded that of all other eight peer companies, satisfying the performance hurdle for a maximum award payout.

Security Ownership of Principal Shareholders and Management
Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5% of our common stock as of March 9, 2022.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Common Stock	The Vanguard Group Inc.	17,833,459	(1)	11.12
	100 Vanguard Blvd.
	Malvern, PA 19355

Common Stock	BlackRock Inc.	11,137,445	(2)	6.94
	55 East 52nd Street
	New York, NY 10055

Common Stock	Aristotle Capital Management LLC	9,732,247	(3)	6.07
	11100 Santa Monica Blvd., Suite 1700
	Los Angeles, CA 90025

Common Stock	State Street Corporation	8,787,811	(4)	5.48
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

The outstanding common shares beneficially owned by each other director and our named executive officers and total outstanding shares for all directors and executive officers as a group as of March 9, 2022, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Other Directors and Named Executive Officers
Thomas J. Aaron, CPA	6,906		—
William F. Bahl, CFA, CIC	234,643	(5)	0.15
Nancy C. Benacci	2,580		—
Linda W. Clement-Holmes	14,330		0.01
Dirk J. Debbink	42,914		0.03
Martin F. Hollenbeck, CFA, CPCU	214,395	(6)(7)	0.13
Steven J. Johnston, FCAS, MAAA, CFA, CERA	671,055	(6)(7)	0.42
John S. Kellington	178,332	(6)	0.11
Kenneth C. Lichtendahl	40,053		0.02
Jill P. Meyer, Esq.	2,512		—
David P. Osborn, CFA	47,534		0.03
Gretchen W. Schar	31,303		0.02
Charles O. Schiff	1,513,871	(8)(9)	0.94
Michael J. Sewell, CPA	266,934	(6)(7)	0.17
Douglas S. Skidmore	47,427	(10)	0.03
Stephen M. Spray	141,084	(6)(8)	0.09
John F. Steele, Jr.	28,451	(8)	0.02
Larry R. Webb, CPCU	504,758	(11)	0.31

All directors and nondirector executive officers as a group (27 individuals)	4,740,349	(5)(6)(7)(8) (9)(10)(11)	2.95

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.
(1)    Reflects ownership as of December 31, 2021, according to Form 13G filed by The Vanguard Group Inc. on February 9, 2022.
(2)    Reflects ownership as of December 31, 2021, according to Form 13G/A filed by BlackRock Inc. on January 28, 2022.
(3)    Reflects ownership as of December 31, 2021, according to Form 13G filed by Aristotle Capital Management, LLC on February 14, 2022.
(4)    Reflects ownership as of December 31, 2021, according to Form 13G filed by State Street Corporation on February 10, 2022.
(5)    Includes 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president.
(6)    Includes shares available within 60 days from exercise of stock options in the amount of 341,607 shares for Mr. Johnston; 163,572 shares for Mr. Sewell; 129,821 for Mr. Hollenbeck; 110,161 for Mr. Kellington; 96,096 for Mr. Spray and 462,419 shares for the remaining nondirector executive officers as a group.
(7)    Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of 157,626 shares for Mr. Johnston; 5,403 shares for Mr. Hollenbeck; 13,011 shares for Mr. Sewell; and 14,615 shares for the remaining nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.
(8)    Includes shares pledged as collateral as of December 31, 2021, in the amounts of; 63,165 for Mr. C. Schiff; 25,442 for Mr. Spray; 4,500 for Mr. J. Steele, Jr. and 37,325 for the remaining nondirector executive officers as a group.
(9)    Includes 734,760 shares held in two family trusts, both of which Mr. C. Schiff is a trustee, and 223,055 shares held in the Skylar Foundation, of which Mr. C. Schiff is a trustee.
(10)    Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.
(11)    Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner and 43,478 shares owned of record by a marital trust for the benefit of his wife and children.

Delinquent Section 16(a) Reports
Directors, executive officers and 10% shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received or written representations from reporting persons stating that they were not required to file these forms, we believe that all Section 16(a) filing requirements were satisfied on a timely basis during calendar year 2021.

Information About the Board of Directors
The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to deliver superior sustainable shareholder value over the long term.

Proposal 1 - Election of Directors
Directors are elected annually. The board of directors currently consists of 14 directors, 11 of whom are determined to be independent by the board, according to the definition of independence specified in the Nasdaq listing requirements. One of our current directors will not be standing for election and the size of the board will be reduced to 13 directors.

On November 19, 2021, the board, upon the recommendation of its nominating committee, unanimously nominated the 13 directors listed below for re-election to the board at the 2022 Annual Meeting of Shareholders.

The directors elected at the Annual Meeting will hold office until the 2023 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the proxy card (the proxy holders) attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 13 nominees named below. The board of directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the board of directors may designate.

Vote Required
Director nominees receiving more votes cast for their election than against will be elected directors of the company. Abstentions and broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR Thomas J. Aaron, William F. Bahl, Nancy C. Benacci, Linda W. Clement-Holmes, Dirk J. Debbink, Steven J. Johnston, Jill P. Meyer, David P. Osborn, Gretchen W. Schar, Charles O. Schiff, Douglas S. Skidmore, John F. Steele, Jr. and Larry R. Webb as directors to hold office until the 2023 Annual Meeting of Shareholders and until their successors are elected and seated.

Nominees for Directors for Terms of Office Continuing until 2023
Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, and issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service, relationships and local decision making.

Board Skills Matrix

	Aaron	Bahl	Benacci	Clement-Holmes	Debbink	Johnston	Meyer	Osborn	Schar	Schiff	Skidmore	Steele	Webb
Business Management	X	X	X	X	X	X	X	X	X	X	X	X	X
Leadership	X	X	X	X	X	X	X	X	X	X	X	X	X
Financial Expertise	X	X	X			X		X	X
Insurance	X		X			X				X			X
Investment		X	X			X		X
Legal							X
Accounting and Auditing	X					X			X
Technology and Information Security				X		X
Innovation				X		X	X
Civic and Community Involvement	X	X	X	X	X	X	X	X	X	X	X	X	X
Independence	X	X	X	X	X		X	X	X		X	X
Diversity			X	X			X		X
The diversity of our directors enriches board discussions, deliberations and decisions. The nominating committee remains committed to a process that ensures consideration of a diverse pool of candidates when seeking new directors.

Board Diversity Matrix (As of December 31, 2021)

Total Number of Directors	14
	Female	Male	Nonbinary	Did not disclose gender
Part I: Gender Identity
Directors	4	10	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	10	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
The nominating committee’s process to recommend qualified director candidates is described on Page 26 under Director Nomination Considerations and Process.

The biographies of our director nominees, including their names, ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years begin on Page 13. For each director, we also describe specific individual qualifications and skills that contribute to the overall effectiveness of our board and its committees.

Biographical Information About Our Director Nominees
(Data as of March 9, 2022)

Thomas J. Aaron
CPA
Age: 60
Director since 2019
Committees: Audit
U.S. Property Casualty Insurance Subsidiary Director
Mr. Aaron was executive vice president and chief financial officer from 2017 to 2019 of Community Health Systems Inc., one of the largest publicly traded hospital companies in the nation and a leading operator of acute care hospitals. He retired in 2019, and currently advises that company. Prior to joining CHS in 2016, Mr. Aaron worked at Deloitte, providing consulting services in auditing and merger and acquisition strategy and serving as the firm’s Tennessee managing partner. He began his 32-year career with Deloitte working with property casualty and reinsurance clients before transitioning his audit focus to large, national healthcare organizations.
Mr. Aaron’s financial expertise and experience as an engaged executive and board member equips him to understand and guide management decisions and actions related to planning, risk management, investor relations and capital management.
Other Public Company Directorships
AirSculpt Technologies Inc. (2021-present)
Selected Directorships and Memberships
University of Kentucky, Masters of Accounting Advisory Board (2015-present)
American Institute of Certified Public Accountants and Healthcare Financial Management Association
William F. Bahl
CFA, CIC
Age: 70
Director since 1995
Independent Lead Director
Committees: Nominating (chair), Audit,
Executive, Investment
U.S. Insurance Subsidiary Director
Mr. Bahl is chairman of the board of Cincinnati-based Bahl & Gaynor Investment Counsel Inc. Prior to co-founding Bahl & Gaynor in 1990, he was senior vice president and chief investment officer at Northern Trust Company in Chicago, having previously worked for Fifth Third Bank and Mellon Bank.
Mr. Bahl’s independent registered investment advisory firm performs financial analysis of publicly held securities, advising and managing portfolios for high net worth individuals and institutional clients. His expertise helps support the board’s oversight of our investment operations, which continue to be our main source of profits. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

Selected Directorships and Memberships
Nonprofit boards benefiting parks, schools, a hospital association and youth organizations

Nancy C. Benacci
CFA, NACD.DC
Age: 66
Director since 2020
Committee: Audit, Investment
U.S. Insurance Subsidiary Director
Ms. Benacci served as head of equity research from 2004 until her retirement in 2019 of KeyBanc Capital Markets, a subsidiary of KeyCorp, one of the nation’s largest bank-based financial services companies. She directed a sell-side equity research group of more than 100 individuals covering 600 companies in a variety of industries. For more than a decade earlier in her career, she provided research coverage on companies in the property casualty and life insurance sectors. During her time as a senior insurance analyst, Ms. Benacci was named by the Wall Street Journal as a top-ranked analyst. She started her investment career with National City Bank then moved to Eaton Corporation as an analyst and pension fund manager before joining KeyBanc in 1989.
Ms. Benacci is a qualified financial expert and contributes valuable perspective on the investment analyst community and capital markets. Her extensive leadership skills, including strategy development, revenue and market share growth and business transformation, and her experience in governance and compliance benefits our board and shareholders.
Selected Directorships and Memberships
Board Member, John Carroll University (2006-2017; 2019-present)
Board Member, Boys Hope Girls Hope of Northeast Ohio (2004-present)
Nonprofit boards benefiting cancer patients and student scholarships

Linda W. Clement-Holmes
Age: 59
Director since 2010
Committees: Audit, Compensation, Nominating
Ms. Clement-Holmes was chief information officer of publicly traded The Procter & Gamble Company from 2015 to 2017. She retired from Procter & Gamble in 2018, following a 35-year career. As Procter & Gamble’s chief information officer, Ms. Clement-Holmes led the entire global information technology organization (2,500 IT professionals), set strategic direction and drove technology innovation. From 2010 to 2014, she was senior vice president of Global Business Services and also served as chief diversity officer from 2010 to 2012.
Ms. Clement-Holmes built her expertise in leveraging emerging business technologies to support speed and innovation during her career at Procter & Gamble. Her aptitude and accomplishments in these areas help our board to effectively evaluate our business processes and technology initiatives, supporting alignment of those initiatives with our strategic goals.
Other Public Company Directorships
Board Member, Fifth Third Bancorp (2020- present)
Selected Directorships and Memberships
Member, IT Senior Management Forum
(2000-present)
Board Member, CincyTech (2016-present)

Nonprofit boards benefiting women, families and childcare, educational and civic organizations, professional IT organizations and the American Heart Association

Dirk J. Debbink
Age: 66
Director since 2012
Committees: Audit, Nominating

Mr. Debbink is chairman since 2007 and chief executive officer since 2012 of MSI General Corporation, a privately owned design/build construction firm. He joined MSI General in 1983, holding various positions of increasing leadership responsibility and serving as the company’s president from 1991 to 2007.
Mr. Debbink has served as a leader of organizations ranging from small firms typical of the company’s commercial policyholders to extremely large organizations, including Reserve Deputy Commander of U.S. Pacific Fleet (170,000 sailors) and Commander, Navy Reserve Force (64,000 sailors). While on active duty with the U.S. Navy, he served as a senior member of the staff of the Chief of Naval Operations in the Pentagon. He has extensive experience in strategic planning and execution, sales, marketing, information technology for a worldwide dispersed workforce, human resources, including pension and profit-sharing plans, and government relationships at the federal level.

Selected Directorships and Memberships
Board Member, Fisher House Wisconsin
(2014-present)
Board Member, Froedtert Health System
(2014-present)
Board Member, Discovery World Science & Technology Center (2017-present)
Board Member, U.S. Naval Institute
(2012-2019)

Steven J. Johnston
FCAS, MAAA, CFA, CERA
Age: 62
Director since 2011
Chairman, President and Chief Executive Officer
Committees: Executive (chair), Investment (chair)
U.S. Insurance Subsidiary Director

Mr. Johnston is chairman of the board since 2020, president of the company and chief executive officer of the company and its U.S. subsidiaries, since 2011. He was president of the company's U.S. subsidiary, The Cincinnati Insurance Company, from 2011 to 2022. From 2008 to 2011, he was chief financial officer, senior vice president and secretary for both the company and The Cincinnati Insurance Company, and treasurer of the company.
As chief executive officer of Cincinnati Financial Corporation, Mr. Johnston provides the board with information gained from hands-on management of our operations, identifying our near‑term and long-term challenges, opportunities and strategies. His management and actuarial expertise and his experience driving technology and efficiency improvements combine with his strong communication skills to aid in his role as liaison between the board and the company management team.

Selected Directorships and Memberships
Member, American Academy of Actuaries
(1987-present)
Fellow, Casualty Actuarial Society (1990-present)
Chartered Financial Analyst (1997-present)
Chartered Enterprise Risk Analyst
(2013-present)

Jill P. Meyer, Esq.
Age: 50
Director since 2019
Committees: Nominating
U.S. Property Casualty Insurance Subsidiary Director

Ms. Meyer is president and chief executive officer since 2015 of the Cincinnati USA Regional Chamber, one of the largest metro chambers in the nation. She is responsible for the overall execution of the Chamber’s strategic plan, annual goals, financial performance, team development and individual goals as set by the Chamber’s Executive Committee. Prior to joining the Chamber, Ms. Meyer was an attorney with Frost Brown Todd LLC, serving as member-in-charge for the Cincinnati office from 2009 to 2015 and responsible for business development, client relations and civic and charitable initiatives. Her legal practice was focused on a wide spectrum of business matters, including counseling and litigating advertising and media law issues.
Ms. Meyer’s business acumen, legal experience and community perspective adds to the board’s ability to foster the company’s focus on long-term strategies that can benefit shareholders and other key constituents.

Selected Directorships and Memberships
Board Member, 3CDC (2016-present)
Board Member, REDI Cincinnati (2014-present)
Board Member, CincyTech (2015-present)
Member, Federal Reserve Bank of Cleveland-Cincinnati Business Advisory Council (2020-present)
David P. Osborn
CFA
Age: 61
Director since 2013
Committees: Compensation (chair), Audit, Investment
U.S. Insurance Subsidiary Director

Since 2012, Mr. Osborn has been president of Cincinnati-based Osborn Williams & Donohoe LLC. He joined its predecessor firm in 1993, becoming a partner in 2010.
Mr. Osborn draws on more than 30 years of experience as an investment professional to lead his independent investment advisory firm’s dividend growth strategy team. This dividend growth strategy mirrors our own investment strategy, supporting investment committee decisions. His experiences building relationships and setting long-term, strategic business plans enhance board discussions of our company's long-term outlook and strategic planning activities.

Selected Directorships and Memberships
Board Member, Cincinnati Children’s Hospital (2016-present)
Trustee, Greater Cincinnati Foundation
(2017-present)

Nonprofit boards benefiting arts, education, youth services and the care of adults with neurological disorders

Gretchen W. Schar
Age: 67
Director since 2002
Committees: Audit (chair), Compensation, Nominating

Ms. Schar retired in 2018 from Arbonne International LLC, a beauty and nutritional product company headquartered in Irvine, California. As executive vice president and chief financial and administrative officer of the firm since 2011, she led the firm’s financial, accounting, strategy and business planning, operations, information technology, human resources and international functions. She was executive vice president and chief financial officer from 2008 to 2011 of Philosophy Inc., an international, prestige beauty brand based in Phoenix, Arizona.
Ms. Schar’s executive positions have developed her expertise in areas of focus for our board, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning. Board discussions and decisions benefit from her knowledge of customer relationship management and distribution chains.

Other Public Company Directorships
Board Member, Carter's Inc. (2019-present)

Selected Directorships and Memberships
Trustee, Tucson Symphony Orchestra (2018-present)
Co-Treasurer, Stone Canyon Community Foundation (2018-2020)

Charles O. Schiff
Age: 52
Director since 2020
Committee: Investment
U.S. Insurance Subsidiary Director

Mr. Charles Schiff is executive vice president, secretary and treasurer of John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. Working in the insurance industry since 2002, he excels in learning his clients’ businesses and recommending appropriate risk management strategies, including insurance products and services that help his clients achieve their goals. In addition to maintaining a profitable insurance book of business, he oversees the agency’s financial management and governance activities.
As a director, Mr. Schiff brings extensive knowledge of the insurance marketplace, consumer buying habits and trends in competition. He provides ongoing insight into how we are serving our primary customers, helping evaluate the impact of our decisions on agency operations, including sales, claims, professional advising and financial management. Additionally, he brings the perspective of a large shareholder to our board discussions and decisions.

Selected Directorships and Memberships
Nonprofit boards benefiting performing arts, children’s dental services and general philanthropy

Douglas S. Skidmore
Age: 59
Director since 2004
Committees: Executive, Nominating

Mr. Skidmore has been chief executive officer since 2003 and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based, full-service independent distributor and broker of quality industrial food ingredients. He was president from 1994 to 2013 and marketing manager from 1990 to 1994.
Mr. Skidmore has been responsible in his executive roles for strategic direction, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders. In addition to providing a policyholder view of our products and services, he has management experience that equips him to contribute to the board’s oversight of business processes and technology initiatives.

Selected Directorships and Memberships
Member, Institute of Food Technologists
(1990-present)
Board Member, Athletes in Action (2013-present)
Board Member, Cincinnati Opera (2018-present)
Trustee, Food Ingredient Distributors Association (2005-2015; 2021-present)

John F. Steele, Jr.
Age: 68
Director since 2005
Committees: Executive
U.S. Property Casualty Insurance Subsidiary Director

Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready-mix concrete supplier to the construction industry.
Mr. Steele has provided his firm with corporate oversight and strategic direction of all aspects of business ownership, operations and customer relationships. He brings to our board a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of approximately 40% of our commercial general liability insurance premiums.

Selected Directorships and Memberships
Board Member, National Stone, Sand & Gravel Association (2001-2010; 2013-present)
Board Member, Lykins Companies Inc.
(2012-present)

Larry R. Webb
CPCU
Age: 66
Director since 1979
Committees: Executive, Investment
U.S. Insurance Subsidiary Director

Mr. Webb has been president since 1994 and director since 1980 of Webb Insurance Agency Inc., a privately owned, independent insurance agency based in Lima, Ohio. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977.
Mr. Webb brings to our board his insights as a principal owner of an independent insurance agency, with duties in financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients. His long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951, brings the board deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model.

Selected Directorships and Memberships
Board Member, SWD Corporation (2010-present)
Nonprofit boards benefiting cancer research, an airport authority, hospital and cultural organizations

Committees of the Board and Meetings
There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2021:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Aaron	X	X
Mr. Bahl	X	X		X	X	Chair
Ms. Benacci	X	X			X
Ms. Clement-Holmes	X	X	X			X
Mr. Debbink	X	X				X
Mr. Johnston	Chair			Chair	Chair
Mr. Lichtendahl	X		X
Ms. Meyer	X					X
Mr. Osborn	X	X	Chair		X
Ms. Schar	X	Chair	X			X
Mr. C. Schiff	X				X
Mr. Skidmore	X			X		X
Mr. Steele, Jr.	X			X
Mr. Webb	X			X	X
Number of 2021 meetings	4	4	4	5	6	4

Board members are expected to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2021, all directors attended the Annual Meeting of Shareholders and each attended at least 93% of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the Annual Meeting of Shareholders. The board of directors will review committee assignments at its meeting on May 7, 2022.

Audit Committee - The audit committee oversees the process of accounting and financial reporting, audits and financial statements of the company, its disclosure controls and procedures, and its cybersecurity efforts. The report of the audit committee begins on Page 68.

All of the members of the audit committee are believed to meet the Nasdaq criteria for independence and audit committee membership and the independence criteria of Section 10A-3 of the Exchange Act. Further, Mr. Aaron, Mr. Bahl, Ms. Benacci, Mr. Osborn and Ms. Schar qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee - The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its executive officers and its internal audit officer. The committee also administers the company’s stock compensation and annual incentive compensation plans. The report of the compensation committee begins on Page 31.

All of the members of the compensation committee are believed to meet the Nasdaq criteria for independence and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act. They also are believed to meet the definition of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)).

Executive Committee - The executive committee exercises the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee - The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee - The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees the corporate governance and compliance policies of the company. Information about the director nomination process begins on Page 26.

All of the members of the nominating committee are believed to meet the Nasdaq criteria for independence.

Compensation of Non-Employee Directors
In 2021, non-employee directors were compensated for their board service as:

Annual Cash Retainer	$40,000
Annual Stock Retainer	$40,000
Chairman Annual Cash Retainer*	$50,000
Lead Director Annual Cash Retainer	$25,000
Independent Committee Chair Cash Retainer	$10,000
Meeting Fees - Cash	$4,500 per board meeting $1,500 per committee meeting (except investment committee) $6,000 per investment committee meeting $7,500 maximum per day $60,000 minimum per calendar year
Meeting Fees - Stock	Matches cash meeting fees up to maximum of $60,000 per year
*When the chairman is not an executive of the company.

The compensation committee grants the stock awards for each director’s prior year’s board service at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 48. Amounts shown in the Stock Awards column of the 2021 Director Compensation table reflect grants awarded under the 2018 Stock Plan at the committee’s meeting on January 27, 2022, for board service in 2021.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals for certain business events. See Perquisites and Other Personal Benefits, Page 49, for details about these benefits. Amounts contained in the All Other Compensation column of the 2021 Director Compensation table reflect the aggregate cost of these individual benefits.

The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

2021 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Thomas J. Aaron	100,000	100,069	2,522	202,591
William F. Bahl	153,000	100,069	4,640	257,709
Nancy C. Benacci	104,500	100,069	2,978	207,547
Linda Clement-Holmes	100,000	100,069	3,019	203,088
Dirk J. Debbink	100,000	100,069	3,254	203,323
Kenneth C. Lichtendahl	100,000	100,069	3,002	203,071
David P. Osborn	116,000	100,069	3,807	219,876
Jill P. Meyer	100,000	100,069	3,211	203,280
Gretchen W. Schar	110,000	100,069	2,056	212,125
Charles O. Schiff	101,500	100,069	3,525	205,094
Thomas R. Schiff*	33,676	33,703	—	67,379
Douglas S. Skidmore	100,000	100,069	4,091	204,160
John F. Steele, Jr.	100,000	100,069	3,828	203,897
Larry R. Webb	100,000	100,069	13,745	213,814

•Mr. Thomas R. Schiff did not stand for re-election at the 2021 Annual Meeting of Shareholders.

(1)    Mr. Johnston is chairman of the board, chief executive officer and president of the company. Compensation for Mr. Johnston is shown in the Summary Compensation Table and supporting disclosure beginning on Page 56. Mr. Johnston receives no additional compensation for his service as a director.
(2)    Stock awards for non-employee directors under the Cincinnati Financial Corporation Non-Employee Directors Stock Plan of 2018 were valued at fair market value determined by the average of the high and low sales price on Nasdaq on January 27, 2022, the date of grant, times the number of shares awarded. The per share fair market value on January 27, 2022, was $115.42. The number of shares underlying the stock awards reported in this column were 867 for all directors, except for T. Schiff who was granted 292 shares.
(3)    Amounts shown in this column include premiums paid for personal umbrella liability insurance and life insurance for the benefit of the director and perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 49, except for the premium of $13,470 paid for Mr. Webb's personal umbrella liability insurance.

Governance of Your Company

Governance Policies and Practices
Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct applicable to all associates of the company. The nominating committee reviews these documents annually and, when appropriate, recommends changes for the board’s consideration and approval. These guidelines and codes are available on cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct - Our Code of Conduct applies to the company and its U.S. subsidiaries and all of their associates, including officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline - Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Reports of all calls are provided to the audit committee.

Board Leadership and Executive Sessions - The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the other directors. In 2020, the offices of chairman of the board and chief executive officer were combined, returning to the company's traditional board leadership structure. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer. The board believes that the separation of the offices of the chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time. Indeed, throughout the company's history, the board has chosen at times to combine or separate these roles based on the facts and circumstances then existing.

When the chairman of the board is not an independent director, the board appoints a lead independent director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest and participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, without management present, at every regularly scheduled meeting of the board of directors.

Stock Ownership Guidelines - Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. As of December 31, 2021, all of our directors and executive officers were in compliance with the guidelines. Director and Officer Ownership Guidelines are available on cinfin.com/investors.

Board's Role in Risk Oversight - The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. Each quarter the board receives a comprehensive report from the chief risk officer on the status of risk metrics relative to identified and board-approved tolerances and limits, risk assessments and risk plans. The chief risk officer has direct access to all members of the board of directors and presents in person at board meetings twice each year.

Additionally, the board delegates oversight responsibility for particular areas of risk to its committees. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting, maintaining effective internal controls for financial reporting and cybersecurity. Our nominating committee oversees risk associated with our corporate governance and legal, regulatory and other nonfinancial compliance activities. Our compensation committee oversees the risks related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Board Evaluations - The board annually conducts a self-evaluation. Led by the lead independent director, feedback from individual directors is reviewed and discussed first by the nominating committee and then with the entire board. These discussions include specific governance topics such as director tenure, board refreshment and composition as well as the diversity of experience, skills, competencies and other qualities of current directors and future director candidates. The board intends for this annual process to help inform its decisions about how to best structure and govern itself in the short- and long-term, enabling it to provide effective oversight of the company for the benefit of shareholders.

Director Independence - Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner (other than a limited partner), controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of January 28, 2022: Thomas J. Aaron, William F. Bahl, Nancy C. Benacci, Linda W. Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl, Jill P. Meyer, David P. Osborn, Gretchen W. Schar, Douglas S. Skidmore and John F. Steele, Jr. A majority, 11 of our current 14 directors, are believed to meet the applicable criteria for independence under Nasdaq listing standards.

Board Structure and Tenure - The board seeks to balance its independence, size and tenure. Generally, the board seeks to achieve a board comprised of 75% independent directors. The insurance business is complex, requiring new directors to develop a deep understanding of both our insurance operations and investment activities. Once this knowledge is acquired, the board expects that these directors will continue their board service for a significant period. As a consequence, the board expects the average tenure of its independent directors to be elevated. Following the 2022 Annual Shareholder Meeting, the board expects its then 13-member board to include 10 independent directors (76.9%), of which five will have tenure 10 years or less and five will have tenure of greater than 10 years.

Director Nomination Considerations and Process - The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees from a diverse pool of candidates with certain characteristics:
•Demonstrated character and integrity
•An ability to work with others
•Sufficient time to devote to the affairs of the company
•Specific skills and experiences that enhance the board's diversity and acumen
•Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy
The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or renomination, including service on other public company boards. When a director is considering service on another public company's board, that director notifies the chairman of the board and the chairman of the nominating committee. Each year, when considering a director for renomination for election to the board, the nominating committee considers a director's service on other public company boards, weighing the potential benefit to our company against any potential negative impact of such service.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential director candidates generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs an initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and the skills and competencies that may be identified by the committee or the board as desirable in future director candidates. As it believes is appropriate, the committee may discuss the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, business acumen, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of potential director candidates who exhibit the characteristics desired of directors who satisfy the needs of the board. The committee continuously curates the list of potential director candidates and is committed to ensuring that it includes diverse candidates.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on cinfin.com/investors. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership and the board’s independence requirements.

Since the 2021 Annual Meeting of Shareholders, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating with the Board - Shareholders may direct a communication to board members by sending it to the attention of the corporate secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the corporate secretary will be forwarded to directors. The board welcomes shareholder communication and has instructed the corporate secretary to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board members with summary information regarding correspondence.

Certain Relationships and Transactions
The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5% or more of our outstanding common shares. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:
•Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct
•Whether the transaction would impair the independence of a director
•Whether the transaction would be fair
•Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase our insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions preapproved.

The following transactions in 2021 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:
Charles O. Schiff is a director of Cincinnati Financial Corporation and the executive vice president, secretary and treasurer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. Our subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. fees and commissions of $6,446,902. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $1,214,327. John J. & Thomas R. Schiff & Co. Inc. paid rent to the company in the amount of $159,159 for office space located in the headquarters building and purchased property casualty insurance from our insurance subsidiaries for premiums totaling $148,417.

Dirk J. Debbink is a director of Cincinnati Financial Corporation, and principal owner, director and chief executive officer of MSI General Corporation and is a control person for several development limited liability companies, which on an aggregated basis purchased property casualty and life insurance from our insurance subsidiaries for premiums totaling $158,632.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director and chief executive officer of Skidmore Sales & Distributing Company Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $1,005,556.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $1,003,608.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $1,473,546 as compensation for selling the company’s insurance products to the agency’s clients. This agency does not advise the company on our insurance needs or sell insurance products or services to the company.

One independent director and three executive officers, including our chief executive officer, have one or more immediate family members employed by the company in nonofficer positions. Each of these four associates has been employed by the company from 4 to 44 years. Compensation earned by each associate, consisting of salary, incentive bonus, stock-based compensation and perquisites ranges from $122,873 to $157,016 and was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Compensation of Named Executive Officers

Proposal 2 - Say-on-Pay: Advisory Vote on Compensation of Named Executive Officers
We conduct a say-on-pay vote each year at the annual shareholder meeting. This say-on-pay vote is required by Section 14A of the Securities Exchange Act of 1934 (Exchange Act) and the related rules of the SEC. Although the say-on-pay vote is nonbinding, the compensation committee (Committee) considers the voting results as part of its annual evaluation of our executive compensation program. The annual frequency was selected by more than 90% of our shareholders who voted on the proposal at our 2017 Annual Meeting of Shareholders.

As discussed in our Compensation Discussion and Analysis beginning on Page 32, the objective of our compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. To achieve this objective, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:
•A meaningful portion of each officer's compensation should be tied to awards that require achievement of the primary financial objectives by which we measure the company's performance;
•Compensation should include components consisting of both short-term and long-term incentive-based pay to drive performance; and
•Compensation should include an opportunity for, and a requirement of equity ownership to align the interests of executives and shareholders.

Please read the Compensation Discussion and Analysis section for more detailed information about our executive compensation program and decisions to inform your vote on the following say-on-pay proposal:
“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

Vote Required
The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required for approval. Votes to abstain have the same effect as votes against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

Report of the Compensation Committee
The Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on those reviews and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2022 proxy statement.

Submitted by the Committee:

Linda W. Clement-Holmes, Kenneth C. Lichtendahl,
David P. Osborn (Chair) and Gretchen W. Schar

Compensation Committee Interlocks and Insider Participation
Linda W. Clement-Holmes, Kenneth C. Lichtendahl, David P. Osborn and Gretchen W. Schar served on the Committee for all or part of 2021. During 2021, none of the Committee members were officers, employees or former officers of Cincinnati Financial Corporation, and no member of the Committee was a party to any related person transaction involving Cincinnati Financial Corporation required to be disclosed under Item 404 of Regulation S-K. During 2021, none of our executive officers served on the board of directors or on the Committee of any other entity that has or had executive officers serving as a member of Cincinnati Financial's board of directors or Committee.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers for 2021, who were:

Name	Title (as of December 31, 2021)
Steven J. Johnston	Chairman, President and Chief Executive Officer
Michael J. Sewell	Chief Financial Officer and Senior Vice President
Martin F. Hollenbeck	Chief Investment Officer and Senior Vice President
John S. Kellington	Chief Information Officer and Senior Vice President
Stephen M. Spray	Chief Insurance Officer and Senior Vice President

Executive Summary
Overview
Cincinnati Financial Corporation is one of the 25 largest property casualty insurers in the nation, based on net written premium volume from our U.S. insurance subsidiary. The U.S. property casualty insurance industry is a highly competitive marketplace with more than 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, which offer standard market property casualty and/or excess and surplus lines and life insurance products as we do, seeking to increase our share of these multibillion-dollar markets. Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. The objective of our executive compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent. We believe that as an associate’s level of responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation program aims to tie a meaningful level of each officer’s compensation to awards that require achievement of the primary financial objectives by which we measure the company’s performance, creating a firm link between pay and performance.

2021 Business and Financial Highlights
In 2021, your company continued its focus on helping the independent agents who represent us to grow profitably, even as it continued to meet the challenges presented by the economic and operational effects of the pandemic, the high number of weather catastrophe events, volatile equity markets and persistently low interest rates. Your company delivered strong financial and operating results that benefited shareholders with a three-year total shareholder return of 58.8%; a 21.9% increase in book value to a record high of $81.72 per share at year end; and a 5.0% increase in regular cash dividends declared. This performance generated payouts of annual incentive compensation and performance-based restricted stock units at maximum and target levels, respectively, for our named executive officers. Highlights of our company's performance in 2021 included:
•A 10% increase in consolidated property casualty net written premiums to nearly $6.5 billion in 2021. The increase in premiums includes contributions from our growth initiatives, higher average price increases for most lines of business, and a higher level of insured exposures.
•A property casualty pre-tax underwriting profit of $731 million, up 514% and a combined ratio of 88.3% for 2021, marking our tenth consecutive year of underwriting profit. In 2021, our efforts to deepen our relationships with our independent insurance agent partners and further segment our renewal and new business opportunities with better pricing precision and risk-selection decisions continued to benefit core underwriting performance, before considering losses from weather catastrophe events.

•A record-level of consolidated property casualty new business written premiums at $897 million, up 12%.
•A 38% increase to $44 million of net income produced by our life insurance subsidiary, largely reflecting investment losses resulting from impairments of fixed-maturity securities during the first quarter of 2020, partially offset by less favorable mortality experience in 2021 from higher pandemic-related death claims.
•$25.805 billion in consolidated cash and invested assets, up 15% over the prior year.
•A 7% increase in pretax investment income to a record $714 million, net of expenses, reflecting a 12% increase in equity portfolio dividends and 5% growth in interest income.
•A value creation ratio (VCR) of 25.7% for 2021, exceeding our announced goal of producing an annual average VCR of 10% to 13% in any five-year period and exceeding that measure for all eight companies in our peer group that reported financial results for 2021.
We consider VCR to be our primary performance metric for two reasons. First, we believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Second, as demonstrated in the chart below, the VCR has historically been directly correlated to the returns experienced by our shareholders for their investment in our common stock over the long term.

Start with $1 Invested in 1987...
We believe that when we operate our business to achieve a VCR consistently within our targeted range, we create value for shareholders over time, through share price appreciation and dividends paid to shareholders that have increased for 61 consecutive years. Through cash dividends paid and share repurchases, we returned $539 million to shareholders in 2021, and $1.597 billion during the three years ended December 31, 2021.

Relationship Between Company Performance and
Chief Executive Officer Compensation
Generally, the Committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, that compensation for the named executive officers, including the chief executive officer, should be higher than when the company’s performance lags its peers. Accordingly, the primary performance metrics for both annual and long-term performance-based compensation are calibrated to the company’s performance compared with the companies in the peer group. At the same time, the Committee expects compensation to directionally correlate with the company’s actual performance for these metrics, particularly when considered over the long term. The following graph illustrates the directional relationships between company performance, based on the two primary performance metrics used in our performance-based awards, and the compensation of our chief executive officer for each of the past three years ending with 2021.

CEO Pay for Performance
(Dollars in millions)

CEO Pay for Performance	2019	2020	2021
SCT Total Compensation	$5,528,654	$3,839,784	$6,490,767
Realized Total Compensation(1)	$4,818,669	$3,304,339	$8,100,187
1-Year VCR	30.5%	14.7%	25.7%
3-Year TSR(2)	51.0%	26.5%	58.8%

(1)Realized total compensation is the sum of salary and annual incentive cash compensation reported in the Summary Compensation Table (SCT) for the year plus the value realized from the exercise of stock options and vesting of time-vesting or performance-based restricted stock units, if any, reported in the Option Exercises and Stock Vested table for the year.

(2)Three-year TSR is total shareholder return for the three-year performance period ending December 31 of a given year, as calculated by and displayed on Bloomberg Finance L.P.
Over the last three years, compensation for our chief executive officer varied in line with overall company performance, even as the Committee adjusted base annual salary and targets for performance-based compensation. Payouts of annual incentive and long-term performance-based awards throughout the period also directly align with company performance.

	Annual Incentive Compensation (VCR)				Long-Term Performance-Equity Compensation (3-Year Total Shareholder Return)
	Baseline Award Placement Relative VCR	Adjustments for Growth and Profitability	Final Relative Award Placement*	Performance Level Earned	Performance Relative to Peer Companies	Performance Level Earned
2021	>8 Peers	+4	>9 Peers	Maximum	>6 Peers	Target
2020	> 4 Peers	None	> 4 Peers	Threshold	> 8 Peers	Maximum
2019	> 8 Peers	+1	> 9 Peers	Maximum	> 5 Peers	Target

*    For the annual performance period ending December 31, 2021, the company's VCR exceeded that of all eight of peer group companies that reported financial results for 2021. The additional performance goals for net written premium growth and combined ratio also were met, and increased relative placement by one, but did not affect award payout.
For the annual performance period ending December 31, 2020, the company's VCR exceeded that of four peer group companies. The additional performance goals for net written premium growth and combined ratio were not met and did not affect final award placement or payout.
For the annual performance period ending December 31, 2019, the company's VCR exceeded that of eight peer group companies and achievement of the additional performance goals for net written premium growth and combined ratio were met and increased relative peer placement by one, but did not affect award payout.

Our performance over the last three years exceeded six of the nine companies of our peer group as measured by three-year total shareholder return. As suggested by the Three-Year Relative Pay for Performance graph below, total realizable compensation1 for our chief executive officer and the other named executive officers over the same period remains comparatively low, ranking below the median of the peer group. While we do not benchmark executive compensation to the peer group, we do compare our performance against those companies, regardless of their size, because we compete against them every day for each insurance policy we write.

Three-Year Relative Pay for Performance
(2019-2021)

100th
50th
0%
3-Year Total Shareholder Return vs. Peer Group (percentile)
NEOs
CEO
0%
50th
100th
3-Year Total Realizable Compensation vs. Peer Group (percentile)

________________________
1.Three-year total realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: salary paid, discretionary cash bonus, nonequity incentive compensation paid, amounts realized from the exercise of stock options or vesting of stock awards, the intrinsic value of exercisable “in the money” stock options and the grant date fair value of time vesting and target-level performance-based restricted stock or restricted stock unit awards, for the three years ending December 31, 2020, the most recent year for which such data is available.

Results of 2021 Advisory Vote to Approve Executive Compensation
At the 2021 Annual Meeting of Shareholders, more than 96% of the votes cast were in favor of this proposal. The Committee believes this favorable outcome demonstrates support of its decisions and of our overall executive compensation program. Our annual discussions with investors confirm this belief. All of the shareholders contacted during our annual investor engagement efforts in 2021 favorably commented on the company’s executive compensation program, criteria for performance-based awards and simplicity of the program designed. No concerns were raised about the overall level of pay. The Committee made no material changes in the structure of our compensation program for awards granted in 2021 as a result of feedback from investors. At the 2022 Annual Meeting of Shareholders, we will again hold an advisory vote to approve executive compensation (see Page 30). The Committee will continue to consider the results of these annual advisory votes and feedback from investor outreach in its deliberations about our executive compensation program.

Executive Compensation Practices
The Committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

	We Do		We Don’t
✓	Link Pay to Performance - The majority of pay awarded by the Committee to each executive officer each year is tied to achievement of short- and long-term performance objectives and changes in the market value of the company’s common stock.	✗	Use Employment Contracts - We employ all of our executive officers at will.
✓	Review Data Sheets - Each year the Committee reviews data recounting the compensation history for each executive officer. For the named executive officers, the Committee additionally reviews compensation and performance data for the companies in the peer group before making executive compensation decisions.	✗	Benchmark Executive Compensation - We review compensation program structures and resulting payouts of the companies in our peer group to maintain an awareness of pay levels and practices. We do not benchmark the compensation we pay our named executive officers to achieve a specific level of pay, for example "above the median" of our peer group.
✓	Mitigate Excessive Risk - Compensation earned from performance-based awards is capped and is subject to clawback policies and provisions. Company-level performance objectives relative to peers minimizes the ability of any single individual or business unit to control its own performance-based compensation. The Committee’s authority to exercise negative discretion and eliminate payment of any award also is a powerful risk control.	✗	Pay Dividends or Dividend Equivalents - We do not pay dividends or dividend equivalents on unvested stock awards.
✓	Use Double-Trigger Change in Control Provisions - Both our annual incentive and stock-based compensation plans include double-trigger change in control provisions.	✗	Reprice or Exchange Stock Options - We do not reprice or exchange stock options. We consider stock options to be performance-based compensation that links the financial success of our associates to shareholders. Since shareholders cannot reprice or exchange their shares, neither do we.
✓	Perform Compensation Risk Assessments - Our chief risk officer performs this assessment each year, and it is considered by the Committee as part of its decision making process.	✗	Include Stock-Based Awards in Calculations for Pension or Other Retirement Benefits - Our pension is calculated based on salary only, and our matches to 401(k) and Top Hat Savings Plan contributions are limited to cash compensation.
✓	Track Compliance with Ownership Guidelines - All of our directors and executive officers are in compliance with our published stock ownership guidelines.	✗	Allow Hedging Transactions by Executive Officers or Directors - Our Securities Trading Policy prohibits transactions such as short sales, prepaid forward sales contracts or other hedging transactions that we believe decouple the director’s or officer’s interests from those shared by our shareholders generally.

Executive Compensation Program Adjustments Effective 2022
Throughout 2021, the Committee reviewed the structure and effectiveness of the executive compensation program, to consider whether the program required adjustments to deliver appropriate levels of compensation considering the company's performance compared with the peer group. The Committee's review included comparisons of:
•The historical performance of the Company compared to the peer group Companies based on the performance objectives used in the Company's performance-based awards;

•The historical levels of Total Direct Compensation (TDC) and reported payout of salary and performance- and service-vesting compensation grants;
•The market capitalization of the Company and the peer group companies;
•The types of stock-based and other performance-based compensation awards and performance objectives used by the Company and the peer group Companies;
•Reported compensation of the NEOs of the Company, the peer group companies and other Cincinnati-based public companies.

As a result of this review, the Committee concluded that the Company's executive compensation program should be adjusted prospectively. In short, the Committee believes that when the company outperforms the majority of its peers, the program should deliver compensation to its executives that generally is at or above the peer average. Otherwise, executives may not be properly incentivized or rewarded for outperformance and the Company could risk losing valuable executive talent.

The Committee concluded that the current program has consistently delivered compensation significantly below the average of the compensation paid to peer group executives - even when the Company's executives earned maximum award payouts of performance-based compensation. As a result, the Committee determined that upward adjustments to targets for the program's performance-based compensation elements beginning with awards granted in 2022 are necessary and appropriate steps to take to meet its expectations and thereby serve the shareholder's long-term interests.

Components of Compensation
Total Direct Compensation (TDC) is the compensation annually determined or awarded each year by the Committee. TDC generally is the sum of three components: base annual salary, target levels of annual incentive cash compensation and long-term equity compensation comprised of target levels of performance-based and service-based equity compensation. As illustrated in the following charts, in 2021, approximately 72% of TDC awarded to the chief executive officer and 60% of the TDC awarded to the other named executive officers was considered performance-based and at risk.
Base Annual Salary
We use base annual salary to attract executive talent and to provide adequate and stable compensation. The Committee reviews and sets base annual salaries for the named executive officers each year. In determining base annual salary, the Committee considers:
•The officer’s role and responsibilities,

•Fairness, as compared with officers with similar responsibilities, experience and performance,
•Current compensation level, and
•Individual performance.
Base annual salaries may be adjusted to reflect annual merit increases, if any; promotions or changes in role or responsibilities; and market adjustments.

The base annual salaries for the named executive officers were adjusted in February 2021 to recognize the strong individual contribution of each officer to the company’s performance in the prior year, and additionally for Mr. Kellington, for increased job responsibilities. On average, base annual salary for the group increased approximately 1.4%. On an individual basis, each named executive officer’s salary was adjusted as follows:
•For Mr. Johnston, an increase of 1.0% to $1,104,738;
•For Mr. Sewell, an increase of 1.0% to $919,807;
•For Mr. Hollenbeck, an increase of 1.0% to $767,802;
•For Mr. Kellington, an increase of 3.0% to $641,381; and
•For Mr. Spray, an increase of 1.0% to $734,371.

Annual Incentive Compensation
We use annual incentive compensation to encourage achievement of key short-term performance objectives believed to be important for achievement of longer-term strategic goals. Under the shareholder-approved Annual Incentive Compensation Plan of 2009, as amended in 2021 (2009 Annual Incentive Plan), each executive officer is eligible to annually receive an award of up to $5 million in cash based on achievement of specific performance-based criteria.

The 2009 Annual Incentive Plan offers a wide range of performance objectives from which the Committee may choose. The specific performance objectives, hurdles and targets for each year are contained in the award agreements delivered to the individual officer. The 2009 Annual Incentive Plan also features a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals.

Performance Objectives
The Committee uses a multi-metric formula that incorporates three performance objectives. The primary performance objective is our one-year VCR relative to our peer group. We believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. The value creation ratio is a two-part metric: 1) our rate of growth in book value per share, plus 2) the ratio of dividends declared per share to beginning book value per share. We are targeting an annual VCR averaging 10% to 13% over any five-year period. Two company-specific performance objectives also are used by the Committee to emphasize the importance of consistent profitable growth. These company-specific performance objectives are: 1) revenue as measured by property casualty net written premium growth (premium growth goal), and 2) underwriting profitability as measured by the combined ratio (combined ratio goal). When both operating goals of premium growth and combined ratio are achieved, the company's relative placement among the peer group companies may be improved by up to four placements to determine the final award placement.

Setting Target Amounts
Target amounts for annual incentive compensation are set by the Committee each year as a percentage of the named executive officer’s salary. In 2021, the percentage of salary ranged from 75% to 125%

based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2021, Mr. Johnston was assigned to the chief executive officer’s tier for which the target-level award was 125% of base annual salary. The remaining named executive officers were assigned to Tier I for which target-level awards were 75% of base annual salary.

Determining Final Award Placement
Determination of the final award placement is a three-step process:
•Step 1 - The Committee determines the company's baseline award placement among the peer group companies based on relative VCR. As in prior years, when the company's VCR exceeds the VCR of one or more of the companies in the peer group, the company's baseline award placement increases by one for each peer group company exceeded.
•Step 2 - The Committee determines whether the company achieved the preestablished premium growth goal. For 2021, the growth goal was 3.0% or more. If the company does not achieve the growth goal, then the final award placement is the baseline award placement determined in Step 1. If the growth goal is achieved, then the final award placement is determined by Step 3.
•Step 3 - The Committee determines the achievement of the final award placement based on achievement of the combined ratio goal. The combined ratio goal for 2021 awards is as follows:
◦When the combined ratio is 97.0% or better, the company's baseline award placement improves by one placement.
◦When the combined ratio is 95.0% or better, the company's baseline award placement improves by two placements.
◦When the combined ratio is 93.0% or better, the company's baseline award placement improves by three placements.
◦When the combined ratio is 91.0% or better, the company's baseline award placement improves by four placements.

If the company does not achieve the combined ratio goal, then the final award placement is the baseline award placement determined in Step 1.

Setting Performance Hurdles
For 2021, performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the final award placement must exceed three of the nine peer companies to achieve the threshold hurdle, must equal or exceed five peer companies to achieve the target hurdle and must equal or exceed seven peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30%, 100% and 200%, respectively, of target. If the final award placement does not exceed at least three of the peer companies, no annual incentive compensation is earned or paid.

Calculating the Annual Incentive Award Earned

Step 1: Determining the Baseline Award Placement Using Relative VCR
As shown in the following chart, for 2021, the company achieved a VCR of 25.7%, which exceeded the VCR achieved by all eight of the peer group companies that reported financial results for 20212 (Reporting Peers). This established the baseline award placement of exceeding eight peer companies.

One-Year Value Creation Ratio
25.7%
16.8%
11.7%
11.5%
8.3%
6.6%
5.7%
4.0%
(7.5%)
Not Available
7.1%
Cincinnati
Markel
W.R. Berkley
Selective
United Fire
Travelers
Hartford
Hanover
Allstate
State Auto
Peer Avg.

Step 2: Determining Achievement of Premium Growth Goal
The premium growth goal for awards granted in 2021 was 3% or more. The company reported property casualty net written premium growth of 10%, exceeding the 2021 premium growth goal.

Step 3: Determining Achievement of Combined Ratio Goal
The company reported a property casualty combined ratio of 88.3%, which satisfied the combined ratio goal of 91.0% or better.

Step 4: Determining the Final Award Placement
For 2021, the company achieved the net written premium growth and combined ratio goals that can improve the baseline award placement by up to four placements. For NEOs, performance and payout is capped at the maximum for exceeding 75% of the peer companies. Whether the final award placement is considered the baseline placement of eight for exceeding all reporting peers or whether it is improved by one placement to nine because of the achievement of the premium growth and combined ratio goals, either final award placement satisfies the performance hurdle for a maximum-level award payout of 200% of target.
2 On March 1, 2022, Liberty Mutual Financial Corporation announced the closing of its acquisition of peer company State Auto Financial Corporation. State Auto did not file an Annual Report on Form 10-K for 2021. Cincinnati Financial's performance-based compensation is unaffected despite the lack of available financial statements from one of the peer companies. For annual incentive compensation awards for 2021, the company's Value Creation Ratio exceeded that of all remaining eight peer companies, satisfying the performance hurdle for a maximum award payout.

The following formula is used to calculate the annual incentive award earned:

Base Annual Salary X Tier Target % X Performance Factor (0 - 200%)

The following table shows how the formula was applied and the actual amounts earned for 2021.

Name	Base Annual Salary ($)	Tier Target % of Base Annual Salary	2021 Performance Factor (Max) (%)	2021 Annual Incentive Cash Compensation ($)
Steven J. Johnston	1,104,738	125	200	2,761,844
Michael J. Sewell	919,807	75	200	1,379,710
Martin F. Hollenbeck	767,802	75	200	1,151,703
John S. Kellington	641,381	75	200	962,071
Stephen M. Spray	734,371	75	200	1,101,556

Long-Term Stock-Based Compensation

General
We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to all full-time salaried associates of the company who are in good standing. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the company’s success. Although we do not have access to information about broker accounts, we estimate that approximately 80% of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers help the Committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at cinfin.com/investors.

Stock-based awards granted to all associates in February 2021, totaled less than 1% of total shares outstanding. In 2021, on an after-tax cost basis approximately 32% of all stock-based awards were granted to the company’s executive officers, including the named executive officers, and approximately 68% were granted to nearly 4,000 other company associates. All stock-based awards are granted at 100% of fair value on the date of grant.

Types of Stock-Based Awards
The Committee grants three types of stock-based awards to the named executive officers: nonqualified stock options, performance-based restricted stock units (PSUs) and service-vesting restricted stock units (RSUs). The Committee finds these awards effective because stock options have value only if there is a corresponding increase in value recognized by shareholders, while PSUs focus executives on the sustained long-term performance of the company regardless of short-term stock price fluctuations. RSUs further emphasize the long-term focus and strengthen the alignment of financial interests shared by executives and shareholders, and supports retention of executive talent. Stock options granted prior to November 2, 2017, were intended to qualify as performance-based, tax-deductible executive compensation. The named executive officers also are eligible to receive shares under the Holiday Stock Plan. We do not pay dividends or dividend equivalents on unvested stock-based awards.

Stock Options - For the named executive officers, the Committee uses nonqualified stock options that vest and become exercisable in equal amounts over the three years following the grant date. We consider stock options to be performance-based compensation, because the associate recognizes value only if the market value of our stock appreciates over time. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders. When the stock price does not increase, the stock options do not have value. We do not, and have not, backdated, repriced or exchanged stock options.

PSUs - For the named executive officers, the Committee uses PSUs that cliff vest after three years if performance targets are achieved. PSUs tie vesting of a portion of stock-based compensation to performance goals, and the three-year performance period for awards of PSUs reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If performance hurdles are achieved and an award of PSUs vests, the award is paid in shares of common stock, one share for each restricted stock unit. For PSUs, the Committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant.

Since November 2008, the performance objective for PSUs has been three-year total shareholder return relative to the companies in the peer group. The Committee selected this measure because total shareholder return combines share price appreciation and dividends paid. It measures the total return achieved for the shareholder and the relative position reflects the market perception of overall performance relative to the peer group.

RSUs - For the named executive officers, the Committee uses RSUs that ratably vest in thirds over three years. The Committee uses RSUs as a regular component of compensation for the named executive officers to place additional emphasis on long-term compensation, aid retention and strengthen the alignment of executive officer and shareholder financial interests.

Setting Target Amounts for Stock-Based Awards
Target amounts for performance-based stock compensation (nonqualified stock options and PSUs) are set by the Committee as a percentage of the named executive officer’s salary. For 2021, the percentage of salary ranged from 112.5% to 187.5% based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2021, Mr. Johnston was assigned to the chief executive officer’s tier for which the target level award was 187.5% of base annual salary. The remaining named executive officers were assigned to Tier I for which target level awards were 112.5% of base annual salary. The target dollar amount is then allocated between stock options and PSUs. The number of stock options granted is determined by dividing the target dollar amount by the intrinsic value of the stock option on the date of grant. That intrinsic value represents an estimate of fair value of each stock option granted, based on a modeled future market price of our stock less the exercise price applicable to that stock option. For option grants issued in February 2021, that intrinsic value was $19.55 per share. Assumptions related to that value are disclosed in the footnote that describes share-based associate compensation plans to our financial statements contained in our 2021 Annual Report on Form 10-K. The number of PSUs granted is determined by dividing the target dollar amount by the grant date fair value of the company’s stock, which is determined by the average of the high and low sales price on Nasdaq on the date of grant. For PSUs granted in February 2021, the target value for stock awards was allocated 50% to PSUs and 50% to stock options. The following formulas were used to calculate the number of shares underlying the grants of performance-based stock compensation:

For nonqualified stock options:

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Intrinsic Value of Stock Option on Date of Grant

For PSUs:

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Grant Date Fair Value

Similarly, the Committee sets amounts for RSUs as a percentage of the named executive officer’s salary. In 2021, the Committee used 25% of base annual salary in its calculation of the number of shares underlying grants of RSU awards.

The following formula is used to calculate the number of shares underlying each grant of RSUs:

Base Annual Salary X 25%	=	# of Shares Underlying Award
Grant Date Fair Value

2021 Stock-Based Grants
At its meeting on February 22, 2021, the Committee granted the following stock-based awards to the named executive officers:

Name	# Nonqualified Stock Options	# PSUs	# RSUs
Steven J. Johnston	52,988	10,753	2,868
Michael J. Sewell	26,471	5,372	2,388
Martin F. Hollenbeck	22,097	4,484	1,993
John S. Kellington	18,458	3,746	1,665
Stephen M. Spray	21,135	4,289	1,907

For the PSUs granted in 2021, performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the company’s three-year total shareholder return must exceed that of three of the nine peer companies to achieve the threshold hurdle, must equal or exceed that of five peer companies to achieve the target hurdle and must equal or exceed that of seven peer companies to achieve the maximum hurdle. For PSUs granted in 2021, achievement of threshold, target and maximum performance hurdles earns award payouts of 30%, 100% and 200%, respectively, of target. If the company's three-year total shareholder return does not exceed that of at least three of the peer companies, no shares from the award are earned or paid.

The following formula describes how the Committee calculates the number of shares earned:

Target # of Shares Underlying Award X Performance Factor (0 - 200%)

The performance period for the PSUs awarded in 2021 is the three calendar years ending December 31, 2023. The PSUs will vest and become payable on March 1, 2024, if the company achieves one of the performance hurdles described in the preceding paragraph.

Compensation Realized From PSUs Granted in Prior Years
The company’s three-year TSR for the three-year performance period ended December 31, 2021, was 58.8%, exceeding that metric for six of the nine companies in the peer group and earning payout at the target level of 100% of the target number of shares.

Name	Performance Period	Target PSUs (#)	Achievement Level	PSUs Vested (#)	Value of PSUs Vested ($) (1)
Steven J. Johnston	2019-2021	10,227	Target	10,227	1,165,162
	2018-2020	11,937	Maximum	23,874	2,085,871
	2017-2019	11,670	Target	11,670	1,227,101
Michael J. Sewell	2019-2021	5,031	Target	5,031	573,182
	2018-2020	5,873	Maximum	11,746	1,026,248
	2017-2019	5,632	Target	5,632	592,205
Martin F. Hollenbeck	2019-2021	4,200	Target	4,200	478,506
	2018-2020	4,902	Maximum	9,804	856,576
	2017-2019	4,701	Target	4,701	494,310
John S. Kellington	2019-2021	3,407	Target	3,407	388,160
	2018-2020	3,965	Maximum	7,930	692,844
	2017-2019	3,803	Target	3,803	399,885
Stephen M. Spray	2019-2021	3,567	Target	3,567	406,388
	2018-2020	2,752	Maximum	5,504	480,885
	2017-2019	2,614	Target	2,614	274,862

(1)    Based on the closing price on Nasdaq as of the last trading day of the performance period as follows:
$113.93 for the performance period ending December 31, 2021
$87.37 for the performance period ending December 31, 2020
$105.15 for the performance period ending December 31, 2019

Other Stock-Based Compensation
The named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Plan, which annually awards one share of common stock to each full‑time associate in good standing for each year of service, up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Policy on Hedging and Pledging of Company Stock
Hedging - All of our officers and directors and certain associates identified by management as having regular access to potentially material, nonpublic information are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the officer’s or director’s interest from the interests of shareholders generally and can limit the officer’s or director’s ability to control the timing of stock transactions to avoid times when in possession of material nonpublic information.

Pledging - We enjoy a strong culture of ownership, linking the long-term financial prospects for our associates to the long-term financial prospects for our shareholders generally through broad-based grants of equity compensation awards. Some of our associates, including some executive officers, choose to build their ownership in the company by pledging shares they own to collateralize loans from banks or brokers to exercise employee stock options. Some directors, officers and associates choose to hold their shares of stock in street name in accounts with banks or brokers as a matter of convenience. Depending on individual circumstances and decisions, these accounts can be subject to margin or collateral requirements.

Accordingly, we permit our directors, officers and associates to pledge shares of company stock that they own. The board expects directors and executive officers to exercise good judgment when making decisions about their holdings and transactions involving company stock, including pledging. The board anticipates that the level of share pledging by directors and executive officers will generally decrease over time. At year-end 2021, the percentage of shares pledged by our directors and executive officers as a group decreased by 85% to approximately 0.09% of the total number of shares outstanding. The 2021 decrease is primarily due to the retirement of a director that was a member of one of the company's founding families that had held a small portion of his holdings in a collateralized account. Of our current 26 directors and executive officers, 19 do not pledge any shares.

Stock-Based Award Grant Practices
In awarding stock options and other forms of stock-based compensation, the Committee follows certain general practices:

Timing - Since 2010, the Committee established its February meeting as the date for granting stock-based compensation to company associates each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding quarter and year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The Committee makes its grants of restricted stock to directors under the Directors’ Stock Plan of 2018 at its first regularly scheduled meeting of the year which has historically occurred in the last week or January or the first week of February. The Committee believes the consistency of these practices eliminates concerns over timing. When grants are made at any other time of the year, the Committee ensures that such grants are made outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

Option Exercise Price - All stock-based compensation is granted at fair market value on the date of grant. Under all stock-based compensation plans, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. Unless a future date is specified, the grant date is the date of the Committee meeting at which the grant is made. The Committee does not delegate timing or pricing of these stock-based awards to management.

Retirement Benefits

Defined Benefit Plans
In 2021, Mr. Spray was a participant in the Cincinnati Financial Corporation Retirement Plan (Retirement Plan), our tax-qualified defined benefit pension plan. There are no special or enhanced pension formulas for the named executive officers, compared with other plan participants. The Retirement Plan was frozen and closed to new participants in mid-2008. Participants remaining in the Retirement Plan continue to accrue a benefit as prescribed by the plan's terms.

Mr. Spray also participates in the Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nonqualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

For information about accumulated benefits under these plans and detailed information about the plans, see the 2021 Pension Benefits table and the discussion following, beginning on Page 63.

Defined Contribution Plans
The named executive officers can participate in a tax-qualified 401(k) savings plan as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a nonqualified deferred compensation plan for a select group of management or certain highly compensated associates. The company matches contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, including Messrs. Johnston, Sewell, Hollenbeck and Kellington, up to a maximum of 6% of the associate’s annual cash compensation (salary and annual incentive compensation). The company also matches contributions by Messrs. Johnston, Sewell, Hollenbeck and Kellington to the Top Hat Savings Plan of up to 6% of their annual cash compensation that exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2021 was $290,000.

For information about the amount of company matching contributions and specific information about the defined contribution plans, see the 2021 Nonqualified Deferred Compensation table and the discussion following, beginning on Page 65.

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates with building savings for retirement by providing a company match of associate contributions to a tax-qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax-qualified 401(k) plan with a company matching contribution. None of the named executive officers were under age 40 at the time of the transition. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll over to an Individual Retirement Account. Mr. Hollenbeck elected to leave the defined benefit plan in connection with the 2008 transition. Messrs. Johnston, Kellington and Sewell, hired after entry to the pension plan was closed, also participate in the 401(k) plan with the company match. Mr. Spray elected to remain in the pension plan.

Perquisites and Other Personal Benefits
Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as other company officers and may include, for example, employer-paid health insurance premiums, personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, and limited spouse travel and meals associated with certain business functions. The Committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $35,090 for any named executive officer in 2021.

CEO Pay Ratio
We are committed to transparency about our compensation practices. We provide detailed and comprehensive public disclosure about how the Committee structures our executive compensation program and makes individual compensation decisions for the chief executive officer and the other named executive officers each year. Internally, we provide transparency by publishing detailed information about salary bands for all positions. For annual cash incentive bonuses, we internally publish the bonus targets expressed as percentages of base annual compensation and provide a “bonus estimator” for associates to use to model how their annual incentive bonuses are affected by the company’s performance. Transparency was further enhanced in 2012, when we aligned all associate bonuses (from entry-level positions to our senior executives) to the same performance criteria. Since 2017, we also provide every associate with a “Current Compensation” summary that provides a total annual compensation value that is the sum of that associate’s base annual pay, the amount of the last annual incentive bonus paid and the value of the last paid restricted stock unit award. We also provide a full historical summary of all stock compensation awards. We expect that the CEO Pay Ratio disclosure further enhances our transparency about compensation.

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We employ approximately 5,100 associates in the United States (U.S.) and 64 associates in the United Kingdom (U.K.). As permitted by the de minimis exemption of the rule, all of our associates employed in the U.K. are excluded from the pay ratio calculation because they account for less than 5% of the total number of our U.S. and non-U.S. associates. There were no significant changes to our compensation programs or employee base in 2021, so we used the same median employee for the 2021 ratio as we used in 2020. In 2020, we identified the median employee by examining the annual total compensation for all of our U.S. associates, excluding our CEO, who were employed by us on December 1, 2020. We included all U.S. associates, whether employed on a full-time, part-time or seasonal basis. To determine the median employee, we calculated the total annual compensation for each of our then 5,354 associates as the sum of the following amounts:
•Annual base pay
•Increase in the value of the associate’s pension benefit
•The company’s contribution to the associate’s health insurance coverage
•The company’s matching contributions to the associate’s 401(k) account
•The company’s matching contributions to the associate's nonqualified deferred compensation (Top Hat) account
•Calendar year cash bonus
•Calendar year stock compensation grants (time- and or performance-vesting restricted stock units)
•Calendar year stock option grants (incentive or nonqualified stock options)
•Holiday stock compensation

We believe the use of these components for all associates is a consistently applied compensation measure that includes all of the compensation elements that are widely distributed throughout our organization, including retirement benefits.

After identifying the median employee based on the process described above, we calculated annual total compensation for the median employee using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table later in this proxy statement. The total annual compensation calculated for our CEO was $6,490,767 and for our median employee was $105,458. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2021 is 61.5 to 1.

How We Make Compensation Decisions

Annual Compensation Setting Process
The Committee evaluates and sets compensation for the named executive officers annually. In doing so, it considers:
•Its judgment about the effectiveness of the executive compensation program generally;
•The effect of any changes to the program;
•The result of the most recent shareholder advisory vote to approve executive compensation and feedback about the executive compensation program received from shareholders during annual outreach calls;
•The compensation risk assessment conducted by the company’s chief risk officer;
•Current and historical compensation and performance data supplied by the chief executive officer for each named executive officer, excluding himself;
•Reports generated through Equilar on the amounts and components of compensation paid to the named executive officers of the companies in the peer group;
•Reports generated through Equilar on the financial performance of the companies in the peer group;
•Each officer’s individual performance, experience, expertise and functional responsibilities; and
•Company performance, both financial and nonfinancial.

The Committee meets in February each year to set base annual salaries, grant stock-based and incentive cash compensation awards and consider the payment of any performance-based compensation earned upon satisfaction of performance goals established in prior years’ award grants. The Committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company or to consider potential prospective changes to the structure of the executive compensation program.

Compensation Risk Considerations
The Committee is responsible for overseeing the risk associated with the company’s compensation program. The company’s compensation plans and executive compensation program are designed with features intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation plans and programs encourage and reward prudent business judgment and appropriate risk taking, and do not create risks that are reasonably likely to have a material adverse impact on the company.

In 2021, the Committee considered the annual compensation risk assessment conducted by the chief risk officer. For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the Committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined.

The table below summarizes the risk mitigation factors identified in the annual compensation risk assessment.

Base Annual Salary Risk Mitigation Factors Base annual salary is set each year. Base annual salary adjustments require approval of the Committee.
Annual Incentive Risk Mitigation Factors
Awards are based upon multi-metric performance objectives. The primary performance objective is relative to peer companies. The two other performance objectives are publicly reported in the company's periodic reports. Achievement is determined by company performance, not individual performance.
Robust processes require the Committee to certify performance achievement and authorize payment.
Maximum payout of annual incentive compensation is capped.
The Committee may exercise negative discretion to reduce or eliminate awards when appropriate.
Annual incentive compensation is subject to clawback provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.

Long-Term Stock-Based Compensation Risk Mitigation Factors
The company has stock ownership guidelines applicable to the named executive officers.
Exercising stock options requires investment of the associate’s personal assets.
Performance objectives are relative to peer companies.
Achievement of performance for PSUs is determined by company performance, not individual performance.
Robust processes require the Committee to certify performance achievement and authorize payment.
Maximum payout of performance-based restricted stock units is capped.
Stock-based compensation is subject to clawback provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.

Benchmarking and Peer Group
We do not benchmark compensation to ensure compensation for our named executive officers achieves a benchmark at or above the median of our peers. We believe that our named executive officers should have the opportunity to earn compensation above the median of our peers when they deliver superior performance. Our approach is to consider competitive compensation practices and relevant factors about executive compensation program structures and award types used by the companies in our peer group to maintain an awareness of pay levels and practices, which as one of many factors considered each year by the Committee may influence appropriate changes to our executive compensation structure and levels over time. This approach provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

We do use the peer group to compare our performance to those companies against whom we compete each day, irrespective of the size of any peer company. We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the primary performance targets for our annual incentive compensation and PSUs are relative targets compared with our peer group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that is paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

The Committee reviews performance and compensation data of the peer group to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. For 2021, the nine peer companies were:

The Allstate Corporation Hanover Insurance Group Inc. Hartford Financial Services Group Inc. Markel Corporation Selective Insurance Group Inc.	State Auto Financial Corporation The Travelers Companies Inc. United Fire Group Inc. W.R. Berkley Corporation

These nine U.S.-domiciled companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included companies in the peer group that historically have followed an equity investment strategy similar to ours, or that offer life insurance products or excess and surplus lines coverages.

The Committee annually reviews the composition of the peer group and acts to set the peer group for short- and long-term performance-based awards for each performance period. In 2021, State Auto Financial Corporation announced that it was being acquired by Liberty Mutual Holding Company Inc. The transaction closed on March 1, 2022, whereupon State Auto ceased its operation as a separate, publicly traded company. Following the criteria discussed above, the Committee changed the peer group to replace State Auto Financial Corporation with CNA Financial Corporation for performance periods beginning in 2022.

Comparative performance and compensation data reviewed by the Committee suggests that the company’s executive compensation is not excessive as compared with performance and compensation levels of the peer group. As reported by Equilar, Total Direct Compensation of $13,523,493 awarded to our named executive officers as a group in 2020, the last year for which peer data is available, was approximately 64% of the average Total Direct Compensation of $24,283,121 awarded by companies in the peer group to their named executive officers as a group in the same year. The following table ranks the company and the nine companies in the peer group according to market capitalization at December 31, 2021, and ranks three-year value creation ratio, three-year total shareholder returns as of December 31, 2021, as reported by Bloomberg LP, and compensation data compiled by Equilar from the 2021 proxy statements filed by the peer group, the most recent year for which such data is available.

Rank	Market Capitalization	Three-Year Value Creation Ratio	Three-Year Total Shareholder Return	Total Direct Compensation (from 2021 Proxy Statements)
1	Travelers	Cincinnati Financial	W.R. Berkley	W.R. Berkley
2	Allstate	Selective	Hartford	Travelers
3	Hartford	Markel	State Auto	Allstate
4	Cincinnati Financial	Hartford	Cincinnati Financial	Hartford
5	Markel	Allstate	Allstate	Markel
6	W.R. Berkley	Travelers	Travelers	Selective
7	Selective	Hanover	Selective	Cincinnati Financial
8	Hanover	W.R. Berkley	Hanover	Hanover
9	State Auto	United Fire	Markel	State Auto
10	United Fire	*	United Fire	United Fire

*    The three-year value creation ratio for State Auto was incalculable because it did not file financial reports for 2021 prior to the
March 1, 2022, closing of the transaction in which it was acquired by Liberty Mutual Holding Company.

Compensation Consultants
The Committee does not employ compensation consultants for recommendations concerning executive compensation. Our compensation programs are not complex and, because we do not benchmark compensation to peers, the Committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or the determination of appropriate levels of compensation. The Committee will continue to monitor our compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate and make program adjustments as it deems appropriate, considering overall company and individual performance. The Committee does review and consider peer group performance and compensation data collected from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax Considerations
Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid in any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. Until the enactment of the Jobs and Tax Reform Act of 2017 (Tax Reform) this limitation did not apply to qualifying “performance-based compensation.” The Committee intended stock options that are subject to binding agreements in effect before November 2, 2017, to qualify for the performance-based compensation exception to the $1 million limitation under prior law.

Beginning with grants of performance-based compensation made after November 2, 2017, Tax Reform removes the tax deduction for compensation of our named executive officers in excess of $1 million, even if that compensation results from what previously would have qualified as "performance-based compensation" under 162(m). We believe that performance-based compensation remains an effective incentive to drive short-term and long-term results that benefit our company and its shareholders, and we will continue to use it. We also expect that the overall beneficial effect of Tax Reform on our country's economy, in general and the domestic insurance industry, in particular, and the positive impact that we expect those beneficial effects to have on our company in the future more than outweigh the loss of a tax deduction for executive compensation.

The Committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the Committee has not authorized payment of tax gross-ups to executive officers.

Employment Agreements, Change in Control Provisions and
Post-Retirement Benefits
We do not have employment agreements with any of our named executive officers that specify a term of employment or guarantee minimum levels of bonuses or stock-based awards. All of our named executive officers are at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership have resulted in stability in our 13-member group of executive officers, who average 25 years with the company.

Change in control provisions are included in our 2016 Stock Compensation Plan and our 2009 Annual Incentive Compensation Plan, and those provisions apply to all associates receiving awards under the plans, not just to executive officers. The change in control provisions in these plans contain a “double trigger,” which requires both a change in control event, as defined in the plans, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured executive-officer-level associates who provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. No post-retirement benefits were paid to former executive officers in 2021.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (4)	Option Awards ($) (3)	Nonequity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings ($) (5)		All Other Compen-sation ($) (7)(8)		Total Compen-sation ($)
Steven J. Johnston Chairman, President and Chief Executive Officer Cincinnati Financial Corporation	2021	1,103,055	—	1,475,180	1,035,915	2,761,844	—		114,773		6,490,767
	2020	1,129,740	—	1,167,096	902,382	410,175	—		230,391	—	3,839,784
	2019	1,055,790	—	1,152,831	876,100	2,336,246	—		107,687	—	5,528,654

Michael J. Sewell Chief Financial Officer, Senior Vice President and Treasurer Cincinnati Financial Corporation	2021	918,406	—	824,953	517,508	1,379,710	—		144,987	(9)	3,785,564
	2020	940,608	—	663,834	443,968	204,907	—		158,331		2,411,648
	2019	878,971	—	677,057	431,001	1,149,308	—		95,915		3,232,252

Martin F. Hollenbeck Chief Investment Officer and Senior Vice President Cincinnati Financial Corporation	2021	766,633	—	688,771	431,996	1,151,703	—		82,828		3,121,930
	2020	785,168	—	554,352	370,603	171,045	—		129,739		2,010,907
	2019	733,727	—	545,770	359,774	959,392	—		80,981		2,679,644

John S. Kellington Chief Information Officer and Senior Vice President The Cincinnati Insurance Company	2021	638,507	—	575,617	360,854	962,071	—		74,597		2,611,646
	2020	642,029	—	454,159	303,567	140,107	—		106,865		1,646,727

Stephen M. Spray Chief Insurance Officer and Senior Vice President The Cincinnati Insurance Company	2021	733,252	—	658,933	413,189	1,101,556	261,978	(6)	36,537		3,205,446
	2020	735,773	—	530,243	354,462	163,597	530,698	(6)	31,173		2,345,946
	2019	606,692	—	463,731	305,561	814,815	256,168	(6)	32,919		2,479,885

(1)    Since 2010, the Committee has eliminated discretionary cash bonuses as a regular component of compensation for the named executive officers.
(2)    Amounts shown in the Stock Awards column reflect values for grants of PSUs, RSUs and Holiday Stock awards. Amounts for PSUs reflect the full grant date fair values in accordance with FASB ASC 718 and are computed using a Monte Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized in the future by the named executive officers. For assumptions used in determining the values for awards of PSUs and RSUs, see our 2021 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 176. Awards under the Holiday Stock Plan are valued at fair market value on the date of grant. The per share fair market values were $125.38, $74.40 and $108.95 for the grant dates of November 5, 2021, November 6, 2020, and November 8, 2019, respectively.
(3)    Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options and reflect the full grant date fair values in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized in the future by the named executive officers. For assumptions used in calculation of option awards, see our 2021 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 176.
(4)    Maximum values of PSUs granted in 2021 are $2,423,296 for Mr. Johnston; $1,210,634 for Mr. Sewell; $1,010,514 for Mr. Hollenbeck; $844,199 for Mr. Kellington and $966,569 for Mr. Spray.
Maximum values of PSUs granted in 2020 are $1,808,662 for Mr. Johnston; $889,913 for Mr. Sewell; $742,823 for Mr. Hollenbeck; $608,476 for Mr. Kellington and $710,634 for Mr. Spray.
    Maximum values of PSUs granted in 2019 are: $1,799,338 for Mr. Johnston; $885,154 for Mr. Sewell; $738,948 for Mr. Hollenbeck; and $627,578 for Mr. Spray.
(5)    No above-market or preferential earnings were paid on deferred compensation. The amounts shown in this column represent the aggregate change in actuarial present value of accumulated pension benefits for those named executive officers participating in the company’s Retirement Plan and SERP for each of the years presented, using the same pension plan measurement date and assumptions used for financial reporting purposes. In addition to one year of service credit under the Retirement Plan and the SERP for Mr. Spray, the changes in plan balance are primarily due to fluctuations in the applicable interest rate and discount rate used to actuarially calculate the accumulated benefit in each plan.
(6)    For Mr. Spray, in 2021, an increase of $44,629 in the Retirement Plan and an increase of $217,349 in the SERP; in 2020, an increase of $233,687 in the Retirement Plan and an increase of $297,011 in the SERP and in 2019, an increase of $120,475 in the Retirement Plan and an increase of $135,693 in the SERP.
(7)    For Mr. Johnston, includes perquisites in the amount of $21,654, which includes $17,086 for employer paid health care premiums; premiums paid for a personal umbrella liability policy; personal use of a company car; safe driver award; and an executive health examination.

    For Mr. Sewell, includes perquisites in the amount of $33,242, which includes $25,086 for employer paid health care premiums; executive tax services; premiums paid for a personal umbrella liability insurance policy; personal use of a company car; and a safe driver award.
    For Mr. Hollenbeck, includes perquisites in the amount of $25,232, which includes $17,086 for employer paid health care premiums; $4,226 for the personal use of a company car; premiums paid for a personal umbrella liability insurance policy; executive tax services; a safe driver award; and an executive health examination.
    For Mr. Kellington, includes perquisites in the amount of $27,487, which includes $17,086 for employer paid health care premiums; $5,578 for the personal use of a company car; executive tax services; premiums paid for a personal umbrella liability insurance policy; and a safe driver award.
For Mr. Spray, includes perquisites in the amount of $35,090, which includes $25,806 for employer paid health care premiums; premiums paid for a personal umbrella liability insurance policy; executive tax services; and personal use of a company car; a safe driver award; and the incremental additional cost of spouse travel and meals for business events to which spouses are invited.
(8)    Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $90,794 for Mr. Johnston; $67,399 for Mr. Sewell; $56,261 for Mr. Hollenbeck; and $46,717 for Mr. Kellington.
(9)    Includes $44,081 for the annual distribution under the deferred compensation agreement between the company and Mr. Sewell in connection with his hiring in 2011 to approximate the value of retirement benefits forfeited at his former employer.

Total compensation for 2021 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2020 levels because of higher payouts of annual incentive compensation; at the maximum level of 200% of target for 2021 compared with the threshold level of 30% of target for 2020.

Total compensation for 2020 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally decreased from 2019 levels because of lower payouts of annual incentive compensation; at the threshold level of 30% of target for 2020 compared with the maximum level of 200% of target for 2019.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the Committee for the year because of the timing of adjustments to base annual salary made in the respective years. Amounts shown in the Salary column for 2020 reflect one additional pay period compared with 2019. The history of changes to base annual salaries for the named executive officers for the reported years is set forth below:

In February 2021, the Committee adjusted base annual salaries to $1,104,738 for Mr. Johnston; to $919,807 for Mr. Sewell; to $787,802 for Mr. Hollenbeck; to $641,381 for Mr. Kellington; and to $734,371 for Mr. Spray.

In February 2020, the Committee adjusted base annual salaries to $1,093,800 for Mr. Johnston; to $910,700 for Mr. Sewell; to $760,200 for Mr. Hollenbeck; to $622,700 for Mr. Kellington; and to $727,100 for Mr. Spray.

In February 2019, the Committee adjusted base annual salaries to $1,061,930 for Mr. Johnston; to $884,083 for Mr. Sewell; to $737,994 for Mr. Hollenbeck; and to $626,781 for Mr. Spray.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans. Changes in the balances of the Top Hat accounts of named executive officers due to their contributions, company matching contributions, if any, and investment performance during the year are included in the All Other Compensation column of the Summary Compensation Table. For information about these plans, see Retirement Benefits, Page 48.

2021 Grant of Plan-Based Awards (1)

Name	Grant Date		Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Mr. Johnston	2/22/2021	**								52,988	96.32	1,035,915
	2/22/2021	*	414,277	1,380,922	2,761,844
	2/22/2021	**				3,226	10,753	21,506				1,211,648
	2/22/2021	**							2,868			262,279
	11/5/2021	***							10			1,254
Mr. Sewell	2/22/2021	**								26,471	96.32	517,508
	2/22/2021	*	206,957	689,855	1,379,710
	2/22/2021	**				1,612	5,372	10,744				605,317
	2/22/2021	**							2,388			218,383
	11/5/2021	***							10			1,254
Mr. Hollenbeck	2/22/2021	**								22,097	96.32	431,996
	2/22/2021	*	172,755	575,852	1,151,703
	2/22/2021	**				1,346	4,484	8,968				505,257
	2/22/2021	**							1,993			182,260
	11/5/2021	***							10			1,254
Mr. Kellington	2/22/2021	**								18,458	96.32	360,854
	2/22/2021	*	144,311	481,035	962,071
	2/22/2021	**				1,124	3,746	7,492				422,099
	2/22/2021	**							1,665			152,264
	11/5/2021	***							10			1,254
Mr. Spray	2/22/2021	**								21,135	96.32	413,189
	2/22/2021	*	165,233	550,778	1,101,556
	2/22/2021	**				1,287	4,289	8,578				483,285
	2/22/2021	**							1,907			174,395
	11/5/2021	***							10			1,254
*    Cincinnati Financial Corporation 2009 Incentive Compensation Plan
**    Cincinnati Financial Corporation 2016 Stock Compensation Plan
***    Holiday Stock Plan. See Long-Term Stock-Based Compensation, Page 43, for information about awards of shares under the Holiday Stock Plan.
(1)    No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2021.
(2)    The grant date fair value of shares awarded under the Holiday Stock Plan is 100% of the average of the high and low sales price on Nasdaq on the date of grant, which was $125,38 on November 5, 2021.

Outstanding Equity Awards at 2021 Year End

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Johnston	13,088			44.70	2/15/2023
	12,873			46.81	2/14/2024
	13,573	—		52.25	2/13/2025
	11,768			61.47	2/12/2026
	76,484			70.70	12/10/2027
	84,765	—		71.19	2/9/2028

	48,471	24,235		85.67	2/21/2029
								10,227	1,165,162
						1,033	117,690
	19,344	38,687		111.53	2/21/2030
								8,091	921,808
						1,635	186,276
	—	52,988		96.32	2/22/2031
								10,753	1,225,089
						2,868	326,751

Mr. Sewell	8,016	—		44.70	2/15/2023
	7,885	—		46.81	2/14/2024
	7,205	—		52.25	2/13/2025
	6,247	—		61.47	2/12/2026
	36,909	—		70.70	2/10/2027
	41,700	—		71.19	2/9/2028

	23,845	11,923		85.67	2/21/2029
								5,031	573,182
						957	109,031
	9,517	19,034		111.53	2/21/2030
								3,981	453,555
						1,361	155,059
	—	26,471		96.32	2/22/2031
								5,372	612,032
						2,388	272,065

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Hollenbeck	5,939	—		52.25	2/13/2025
	5,150			61.47	2/12/2026
	30,810			70.70	2/10/2027
	34,810	—		71.19	2/9/2028

	19,905	9,952		85.67	2/21/2029
								4,200	478,506
						718	81,802
	7,944	15,889		111.53	2/21/2030
								3,323	378,589
						1,137	129,538
	—	22,097		96.32	2/22/2031
								4,484	510,862
						1,993	227,062

Mr. Kellington	4,947			46.81	2/14/2024
	4,543	—		52.25	2/13/2025
	4,205			61.47	2/12/2026
	24,921			70.70	2/10/2027
	28,156	—		71.19	2/9/2028

	16,147	8,074		85.67	2/21/2029
								3,407	388,160
						583	66,421
	6,507	13,015		111.53	2/21/2030
								2,722	310,117
						931	106,069
	—	18,458		96.32	2/22/2031
								3,746	426,782
						1,665	189,693

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Spray	3,021	—		44.70	2/15/2023
	3,205	—		46.81	2/14/2024
	2,986	—		52.25	2/13/2025
	2,614	—		61.47	2/12/2026
	17,131	—		70.70	2/10/2027
	19,539	—		71.19	2/9/2028

	16,905	8,453		85.67	2/21/2029
								3,567	406,388
						610	69,497
	7,598	15,197		111.53	2/21/2030
								3,179	362,183
						1,087	123,842
	—	21,135		96.32	2/22/2031
								4,289	488,646
						1,907	217,265

(1)One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant, provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below:

Grant Date	Vesting Dates			Expiration Date
2/17/2012	2/17/2013	2/17/2014	2/17/2015	2/17/2022
2/15/2013	2/15/2014	2/15/2015	2/15/2016	2/15/2023
2/14/2014	2/14/2015	2/14/2016	2/14/2017	2/14/2024
2/13/2015	2/13/2016	2/13/2017	2/13/2018	2/13/2025
2/12/2016	2/12/2017	2/12/2018	2/12/2019	2/12/2026
2/10/2017	2/10/2018	2/10/2019	2/10/2020	2/10/2027
2/9/2018	2/9/2019	2/9/2020	2/9/2021	2/9/2028
2/21/2019	2/21/2020	2/21/2021	2/21/2022	2/21/2029
2/21/2020	2/21/2021	2/21/2022	2/21/2023	2/21/2030
2/22/2021	2/22/2022	2/22/2023	2/22/2024	2/22/2031

(2)    One-third of the RSUs granted on February 21, 2019, vested on March 1, 2020, another third vested on March 1, 2021, and the final third vested on March 1, 2022. PSUs granted on February 21, 2019, vested on March 1, 2022, at the target level based on achievement of company-level performance targets.
(3)    One-third of the RSUs granted on February 21, 2020, vested on March 1, 2021, another third vested on March 1, 2022, and the final third is scheduled to vest on March 1, 2023. PSUs granted on February 21, 2020, are scheduled to vest on March 1, 2023, if company-level performance targets are achieved.
(4)    One-third of the RSUs granted on February 22, 2021, vested on March 1, 2022, another third is scheduled to vest on March 1, 2023, and the final third is scheduled to vest on March 1, 2024. PSUs granted on February 22, 2021, are scheduled to vest on March 1, 2024, if company-level performance targets are achieved.

2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Johnston	7,897	1,524,783	26,930	2,710,505
Mr. Sewell	—	—	14,389	1,448,253
Mr. Hollenbeck	—	—	11,928	1,200,553
Mr. Kellington	—	—	9,655	971,776
Mr. Spray	—	—	7,269	731,625

2021 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal year
Mr. Johnston (2)	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—
Mr. Sewell (2)	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—
Mr. Hollenbeck (2)	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—
Mr. Kellington (2)	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—
Mr. Spray	Qualified Pension Plan	31	932,381	—
	Supplemental Retirement Plan	31	970,943	—

(1)    Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2021, using the same actuarial assumptions used by the company for GAAP financial reporting purposes and assuming that benefits commence at age 65. The assumptions include a lump-sum factor baseline of 2.57% for both plans and a discount rate of 2.97% in the Qualified Pension Plan and 2.90% in the SERP.
(2)    Messrs. Johnston, Kellington and Sewell joined the company after entry into the qualified pension plan was closed. Mr. Hollenbeck elected to leave the retirement plans in 2008 in connection with changes to the plans.

Tax-qualified defined benefit pension plan - The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. Members who were actively employed by the company on June 30, 2008, became fully vested in their accrued benefit. The Retirement Plan is closed to new members. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness, military duty and some periods of disability. Generally, the maximum amount of service that may be earned under the Retirement Plan is 40 years. There are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The normal monthly benefit payment is the greatest of the following two calculated amounts:

The first calculated amount is the sum of:
1. 0.45% of the member’s average monthly earnings plus 1.35% of the member’s average monthly earnings up to $2,916.67; multiplied by years of service up to 15 years, plus
2. 0.60% of the member's average monthly earnings plus 1.8% of the member’s average monthly earnings up to $2,916.67; multiplied by years of service between 16 and 40.

The second calculated amount is the sum of:
1. 0.9% of the member’s final average earnings; multiplied by years of service up to 15 years, plus
2. 1.2% of the member’s final average earnings; multiplied by years of service between 16 and 40.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50% survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:
•Single life only
•Single life only with 60-month or 120-month guarantee
•Joint and 50% contingent annuity
•Joint and 66.67% contingent annuity
•Joint and 75% contingent annuity
•Joint and 100% contingent annuity
•Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of a single life annuity. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan - The second retirement plan in which some named executive officers participate is the Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified defined benefit plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement age and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

The normal retirement benefit under the SERP for the participating named executive officers will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code. The pension benefit under the SERP is payable only in the form of a single lump sum.

Both retirement plans permit early retirement, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5% per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70% (60 months X 0.5% = 30% reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Willis Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and insurance intermediary services. The Committee engaged Willis Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans.

2021 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance at 2020 Year-End	Executive Contributions in 2021	Registrant Contributions in 2021	Aggregate Earnings in 2021	Aggregate Balance at 2021 Year-End
	($)	($) (3)	($) (4)	($)	($) (5)

Mr. Johnston	12,204,198	90,794	73,394	4,085,089	16,453,474
Mr. Sewell	7,381,405	83,331	49,999	1,306,765	8,821,499
Mr. Hollenbeck	4,101,027	38,861	38,861	1,075,318	5,254,067
Mr. Kellington	1,776,877	77,861	29,317	261,991	2,146,047
Mr. Spray	—	—	—	—	—

(1)    Prior to 2009 the company did not contribute to the Top Hat Savings Plan.
(2)    No withdrawals or distributions occurred in 2021.
(3)    The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the Salary column, and included in the amounts shown for total compensation.
(4)    The amounts shown in this column reflect the company’s match of the eligible named executive officer’s contributions, up to 6% of the portion of their cash compensation that exceeds $290,000 and is reported in the All Other Compensation column of the Summary Compensation Table.
(5) Of the amounts shown in this column, $6,335,844; $2,668,615; $1,837,811; $219,858; and $0 for Messrs. Johnston, Sewell, Hollenbeck, Kellington and Spray, respectively, were reported in the Summary Compensation Table in prior years.

Defined contribution plans - The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. Fidelity Management Trust Company is the third-party administrator of the company’s defined contribution plans. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with Retirement Plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6% of the associate’s annual cash compensation (salary and annual incentive compensation award). Participants in the Top Hat Savings Plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which was $290,000 for 2021. Contributions made by associates immediately vest, while company matching contributions vest after three years of service. Messrs. Johnston, Sewell, Hollenbeck and Kellington participate in these defined contribution plans and receive company matches of contributions made in each up to the 6% maximum. Mr. Spray has not participated in the defined contribution plans.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary, any discretionary bonus and any annual incentive compensation, less the required withholding. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefit plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for certain officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to receive a matching contribution for the compensation that exceeds the limit imposed on tax-qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Under the defined contribution plans, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the participant’s account are calculated based on the performance of the applicable investment choice(s) selected by the participant. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments Upon Termination or Change of Control
We do not have employment contracts or severance plans applicable to any of our named executive officers. Assuming a termination of employment on December 31, 2021, amounts the named executive officer would receive are governed by the terms of our qualified and nonqualified defined benefit and defined contribution plans, our various stock compensation plans and the 2009 Annual Incentive Compensation Plan. Generally, upon termination of employment for any reason, the named executive officer would be entitled to receive the balance of the Top Hat Savings Plan account disclosed in the Aggregated Balance at 2021 Year-End column of the 2021 Nonqualified Deferred Compensation Plan table. Additionally, individual named executive officers would be entitled to receive the amounts set forth in the table below, depending on age and the nature of the termination.

Potential Payments Upon Termination

Name		Top Hat Savings Plan	Retirement Plan	SERP	Stock-Based Awards			Annual Incentive Compensation
					Retirement	Retirement with Disability	Change in Control	Retirement	Retirement with Disability	Change in Control
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Mr. Johnston	(1)	16,453,474	—	—	—	7,398,300	7,398,300	—	2,761,844	2,761,844
Mr. Sewell	(1)	8,821,499	—	—	—	4,016,166	4,016,166	—	1,379,710	1,379,710
Mr. Hollenbeck	(2)	5,254,067	—	—	—	3,324,762	3,324,762	—	1,151,703	1,151,703
Mr. Kellington	(1)	2,146,047	—	—	—	2,729,332	2,729,332	—	962,071	962,071
Mr. Spray	(3)	—	1,019,429	1,054,593	—	3,012,192	3,012,192	—	1,101,556	1,101,556

(1)    Messrs. Johnston, Sewell and Kellington were hired after entry into the defined benefit pension plan was closed and, therefore, were never members of the pension plan or the SERP. If any retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards under the 2006, 2012 and 2016 Stock Compensation Plans and outstanding annual incentive compensation awards at levels determined by company performance. The amounts shown for Messrs. Johnston, Sewell and Kellington include maximum and target values for annual incentive compensation and stock-based awards, respectively, for performance periods ending December 31, 2021, and target levels for performance-based stock awards with performance periods ending after December 31, 2021. For any other termination of employment, none would not receive accelerated vesting of such awards because they have not attained age 65 and have not been employed with the company for 35 years.
(2)    Mr. Hollenbeck elected to leave the defined benefit plan in 2008, in connection with the company’s restructuring of its retirement benefits. If he retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards under the 2006, 2012 and 2016 Stock Compensation Plans and outstanding annual incentive compensation awards at levels determined by company performance.The amount shown for Mr. Hollenbeck includes maximum and target values for annual incentive compensation and stock-based awards, respectively, for performance periods ending December 31, 2021, and target levels for performance-based stock awards with performance periods ending after December 31, 2021. For any other termination of employment, he would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.
(3)    Mr. Spray is a participant in the Retirement Plan and the SERP. If he retired due to a disability or terminated employment because of a change of control, he would receive accelerated vesting at target levels of outstanding stock-based awards under the 2006, 2012 and 2016 Stock Compensation Plans and outstanding awards of annual incentive compensation under the 2009 Annual Incentive Plan. The amount shown for Mr. Spray includes maximum and target values for annual incentive compensation and stock-based awards, respectively, for performance periods ending December 31, 2021, and target levels for performance-based stock awards with performance periods ending after December 31, 2021. For any other termination of employment, Mr. Spray would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.

Audit-Related Matters

Proposal 3 - Ratifying the Selection of the Independent Registered Public Accounting Firm
The audit committee has selected the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2022. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this selection and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2022 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

Vote Required
A majority of the votes cast in favor of this proposal is required for approval. Abstentions and broker nonvotes have no effect on the voting for this proposal, but are counted as present for purposes of determining whether quorum requirements are met for the meeting.

The board of directors recommends a vote FOR the resolution ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2022.

Report of the Audit Committee
The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has seven independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2021, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other matters, those related to the conduct of the audit of the company’s consolidated financial statements and those required to be discussed by AICPA Auditing Standards No. 61, codified into AICPA, Professional Standards, Vol. 1. AU Section 380 and PCAOB Auditing Standard No. 16 - Communications with Audit Committees, effective pursuant to SEC Release No. 34-68453 (December 17, 2012). The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche LLP its independence from the company. The committee considered whether services Deloitte & Touche LLP provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by Deloitte & Touche LLP, and the amount of fees paid for such services. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2021, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2022, and is presenting the selection to the shareholders for ratification at the 2022 Annual Meeting of Shareholders.

Submitted by the audit committee:

Thomas J. Aaron, William F. Bahl, Nancy C. Benacci, Linda W. Clement-Holmes, Dirk J. Debbink, David P. Osborn and Gretchen W. Schar (Chair)

Fees Billed by the Independent Registered Public Accounting Firm
The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2021.

	Year Ended December 31,
	2021	2020

Audit Fees	$3,572,878	$3,466,978
Audit-Related Fees	125,000	175,000
Tax Fees	1,005,572	967,980
Subtotal	4,703,450	4,609,958
All Other Fees	28,382	2,018
Deloitte & Touche LLP Total Fees	$4,731,832	$4,611,976

Services Provided by the Independent Registered Public Accounting Firm
All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2021 and 2020, all services rendered by the independent registered accounting firm were preapproved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the preapproval requirement described in the audit committee charter.

Under the preapproval policy, the audit committee preapproves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time preapproval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of nonaudit services specified under the policy requiring preapproval may include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy advice (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, allowable actuarial reviews and advice and financial and internal control training.

The committee must individually approve engagements for permissible services. All engagements are periodically reported to the audit committee. The preapproval of potential services can be provided by the audit committee chair as a delegate of the audit committee. The audit committee chair reports any such preapproved services to the committee at its next meeting. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees - For the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K filing; reviews of financial statements included in our Form 10-Q filings; consents; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - For assurance and related services reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, agreed-upon procedures, and statements of actuarial opinion.

Tax Fees - For professional services with respect to tax controversy advice, tax compliance and support, tax research, employee benefit compliance and advice, and sales and use tax advice. None of the tax fees in 2021 or 2020 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees - For training provided to the company and the company’s use of an accounting research tool.

Frequently Asked Questions

Why are these materials important?
The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2022 Annual Meeting of Shareholders. Shareholders of record at the close of business on March 9, 2022, may vote. You have one vote for each share of common stock you owned on that date. There were 160,438,794 shares of common stock outstanding as of the close of business on March 9, 2022. A majority of the outstanding shares, or 80,219,898 shares, must be represented to hold the meeting. This constitutes a quorum.

How do I vote?
You may vote by proxy, whether or not you attend the shareholder meeting. Even if you plan to attend the shareholder meeting, we ask that you vote your shares in one of the ways listed below. Attending the shareholder meeting does not constitute a revocation of a previously submitted vote.

A Notice Regarding the Availability of Proxy Materials will be provided to you by mail in late March, unless you previously requested for these materials to be delivered to you in paper or by email. The Notice includes instructions for viewing our year-end 2021 financial materials and proxy statement online and for voting via the internet, by telephone or by mail, along with the required Control Number (the Control Number is unique to each account). The Notice also includes instructions on how to request paper materials.

Shareholders who previously requested paper or email delivery of all materials will receive the 2021 Annual Report on Form 10-K, the 2022 Annual Letter to Shareholders and the 2022 Shareholder Meeting Notice and Proxy Statement in late March or early April.

If you are a Shareholder of Record who owns shares directly in your name, you may vote your shares in one of the following ways:

By telephone. You may vote your shares by calling 1-866-804-9616.

Over the internet. Go to AALvote.com/cinf. You will need to have your Control Number available when you access the website. Your Control Number is on the Notice or proxy card that you received in the mail.

By scanning the QR code on your proxy card or Notice with your mobile device. The QR code on your proxy card or Notice is a unique identifier so you will not need to enter a Control Number. If you scan the QR code with your mobile device, you will access our proxy materials along with a voting screen.
By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Be sure to return your proxy card in time to be received and counted before the Annual Meeting.
During the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, vote by telephone or via the internet by the applicable deadline so that your vote will be counted if you later decide not to virtually attend the meeting.
If you vote by telephone or via the internet at AALvote.com/cinf or by scanning the QR code with your mobile device, you must vote no later than 11:59 p.m. ET on May 6, 2022. You do not need to return a proxy card by mail. Voting electronically or by telephone is convenient, reduces the use of natural resources and saves significant postage and processing costs. Your vote is also recorded immediately and there is no risk that postal delays could cause your vote to arrive late and therefore not be counted.

If you are a Beneficial Shareholder who owns shares indirectly through a bank, broker or other nominee, you should follow the instructions in the Notice or voting instructions that you receive from the broker or other nominee holding your shares. Beneficial Shareholders include current and former company associates who hold shares in the Cincinnati Financial Corporation Savings Plan. The availability of telephone and internet voting will depend on the voting process of your broker or nominee. Shares held beneficially may be voted at the Annual Meeting only if you provide a legal proxy from your broker or nominee giving you the right to vote the shares.

How do I locate my Control Number?
If you receive our information in the mail, the Control Number is on the Notice or proxy card that also indicates your name and the number of shares you own. If you receive our information electronically, the Control Number is in the text of the email. If you are a Shareholder of Record, you may also obtain your Control Number by calling 1-855-200-8057. If you are a Beneficial Shareholder, your bank, broker or other nominee can provide your Control Number.

Can I obtain another proxy card so I can vote by mail?
If you are a Shareholder of Record, you may obtain another proxy card by calling 1-877-777-2857. If you are a Beneficial Shareholder, your bank, broker or other nominee can supply another voting instruction form.

Can my shares be voted if I don’t return my proxy or voting instructions and don’t attend the annual shareholder meeting?
If you are a Shareholder of Record, the answer is no. If you are a Beneficial Shareholder and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm is believed to be the only routine matter scheduled to come before this year’s annual meeting. If your nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors or to approve compensation for our named executive officers.

Can I change my vote or revoke my proxy?
Yes. Simply cast a new vote by internet or telephone or send in a new signed proxy card with a later date. If you are a Shareholder of Record, you may send a written notice of revocation to the corporate secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used.

How are the votes counted?
Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting?
We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Can I listen to the meeting if I do not attend the annual shareholder meeting in person?
You can listen to a live webcast of the meeting. Instructions are available at cinfin.com/investors approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

How can I obtain a 2021 Annual Report?
You can obtain our 2021 Annual Report on Form 10-K as filed with the SEC at no cost in several ways. You may view, search or print the document online from cinfin.com/investors or viewproxy.com/cinfin/2021. You may ask that a copy be mailed to you by contacting the corporate secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of cinfin.com/investors for details. These contacts are also listed at the end of this proxy statement.

Conclusion

Shareholder Proposals, Director Nominations and Important Dates
Shareholder Proposals for Inclusion in the Proxy Statement for the 2023 Annual Shareholder Meeting
Any qualified shareholder who wishes to present a proposal for action at the 2023 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, Attn: Lisa A. Love, Corporate Secretary, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 24, 2022, to be included in our proxy statement for the 2023 Annual Meeting of Shareholders. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2023 Annual Meeting of Shareholders is not within 30 days of May 7, 2023, the deadline will be a reasonable time before we begin to print and mail the proxy materials for the 2023 annual meeting. In addition, the proxy solicited by the board for the 2023 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 7, 2023, without the matter having been discussed in such proxy.

Director Nominations for Inclusion in the Proxy Statement for the 2023 Annual Shareholder Meeting
In 2018, shareholders approved the addition of a proxy access amendment to the company's Code of Regulations which requires any qualified shareholder or group of qualified shareholders who wish to nominate one or more director candidates to be included in the company's proxy statement for the 2023 Annual Meeting of Shareholders to deliver proper written notice to our corporate secretary of any such nomination no earlier than the close of business on December 8, 2022, and no later than the close of business on January 7, 2023. The nomination must otherwise comply with our Code of Regulations.

Other Proposals or Director Nominations for Presentation at the 2023 Annual Shareholder Meeting
Any qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2023 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 or nomination of a director candidate using proxy access) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our corporate secretary on or before March 8, 2023, but not before January 27, 2023, or the shareholder’s proposal will not be permitted to be brought before the 2023 Annual Meeting of Shareholders. Finally, the deadline for providing notice to the company under Rule 14a-19, the SEC's universal proxy rule, of a shareholder's intent to solicit proxies in support of nominees submitted under the company's advance notice bylaws for our 2023 annual meeting is March 8, 2023.

Cost of Solicitation
Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Alliance Advisors LLC to provide internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy materials to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the 2022 Annual Meeting of Shareholders. The cost of such services is estimated at $10,000 plus out-of-pocket expenses.

Other Business
Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Lisa A. Love
Lisa A. Love, Esq.
Senior Vice President, General Counsel and Corporate Secretary
March 24, 2022
Cincinnati Financial Corporation

Appendix

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules for insurance company regulation in the United States of America as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•    Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segments plus our reinsurance assumed operations known as Cincinnati Re and our London-based global specialty underwriter known as Cincinnati Global.
•Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

Cincinnati Financial Corporation
Net Income Reconciliation

(Dollars in millions except per share data)	Years ended December 31,
	2021	2020
Net income	$2,946	$1,216
Less:
Investment gains and losses, net	2,409	865
Income tax on investment gains and losses	(506)	(182)
Investment gains and losses, after-tax	1,903	683
Non-GAAP operating income	$1,043	$533

Diluted per share data:
Net income	$18.10	$7.49
Less:
Investment gains and losses, net	14.80	5.33
Income tax on investment gains and losses	(3.11)	(1.12)
Investment gains and losses, after-tax	11.69	4.21
Non-GAAP operating income	$6.41	$3.28

Life Insurance Reconciliation

(Dollars in millions)	Years ended December 31,
	2021	2020
Net income of life insurance subsidiary	$44	$32
Investment gains and losses, net	11	(27)
Income tax on investment gains and losses	3	(6)
Non-GAAP operating income	36	53

Investment income, net of expenses	(166)	(158)
Investment income credited to contract holders'	105	102
Income tax excluding tax on investment gains and losses, net	9	14
Life insurance segment profit (loss)	$(16)	$11

Property Casualty Operations Reconciliation

(Dollars in millions)	Year ended December 31, 2021
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Written premiums	$6,479	$3,811	$1,594	$426	$648
Unearned premiums change	(295)	(137)	(52)	(28)	(78)
Earned premiums	$6,184	$3,674	$1,542	$398	$570

Underwriting profit (loss)	$731	$598	$97	$44	$(8)

(Dollars in millions)	Year ended December 31, 2020
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Written premiums	$5,864	$3,534	$1,503	$348	$479
Unearned premiums change	(173)	(58)	(40)	(23)	(52)
Earned premiums	$5,691	$3,476	$1,463	$325	$427

Underwriting profit (loss)	$119	$64	$47	$34	$(26)

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding.
*Included in Other are the results of Cincinnati Re and Cincinnati Global.

Other Measures
•Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.
•    Written premium: Under statutory accounting rules in the U.S., property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation
Value Creation Ratio Calculations

(Dollars are per share)	Years ended December 31,
	2021	2020
Value creation ratio:
End of period book value*	$81.72	$67.04
Less beginning of period book value	67.04	60.55
Change in book value	14.68	6.49
Dividend declared to shareholders	2.52	2.40
Total value creation	$17.20	$8.89

Value creation ratio from change in book value**	21.9%	10.7%
Value creation ratio from dividends declared to shareholders***	3.8	4.0
Value creation ratio	25.7%	14.7%

* Book value per share is calculated by dividing end of period total shareholders’ equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

SHAREHOLDER INFORMATION

ANNUAL MEETING

Shareholders are invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation at 9:30 a.m. ET, on Saturday, May 7, 2022, at the Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio. You may listen to an audio webcast of the event by visiting *cinfin.com/investors*.

COMMON STOCK PRICE AND DIVIDEND DATA

Common shares are traded under the symbol CINF on the Nasdaq Global Select Stock Market.

(Source: Nasdaq Global Select Market)	**2021**	2020	2019	2018	2017
Year-end closing price	**$113.93**	$87.37	$105.15	$77.42	$74.97
Ordinary cash dividends declared	**$2.52**	2.40	2.24	2.12	2.00
Special cash dividends declared and paid	—	—	—	—	0.50

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP
50 West Fifth St., Suite 200
Cincinnati, Ohio 45202

SHAREHOLDER SERVICES

Equiniti Trust Company is the transfer agent and administrator for all registered shareholder accounts. Services available to registered shareholder accounts include dividend direct deposit, Shareholder Investment Plan (including dividend reinvestment), direct registration of shares and electronic delivery. Registered shareholders may also access your individual account at shareowneronline.com, where you can complete transactions online at any time, including changing your address, opting out of receiving paper statements, changing your current dividend reinvestment option and viewing recent transactions.

CONTACT INFORMATION

You may direct communications to Cincinnati Financial Corporation's Senior Vice President, General Counsel and Corporate Secretary Lisa A. Love, Esq. for sharing with the appropriate individual(s). Or, you may directly contact the following areas:

Investors: Investor Relations responds to investor inquiries about the company and its performance.
Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer
513-870-2768 or *investor_inquiries@cinfin.com*

Shareholders: Shareholder Services administers the company's stock compensation plans and fulfills requests for shareholder materials.
C. Brandon McIntosh, CEP, CPA – Assistant Vice President, Shareholder Services
513-870-2639 or *shareholder_inquiries@cinfin.com*

Equiniti Trust Company provides the company's stock transfer and recordkeeping services, including assisting registered shareholders with updating account information or enrolling in shareholder plans.
1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120
866-638-6443 or visit *shareowneronline.com* then Contact Us

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.
Betsy E. Ertel, CPCU, AIM, API – Vice President, Corporate Communications
513-603-5323 or *media_inquiries@cinfin.com*

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Life Insurance Company
The Cincinnati Specialty Underwriters Insurance Company
CSU Producer Resources Inc.
CFC Investment Company
Cincinnati Global Underwriting Ltd.

MAILING ADDRESS
P.O. Box 145496
Cincinnati, Ohio 45250-5496

STREET ADDRESS
6200 South Gilmore Road
Fairfield, Ohio 45014-5141

Phone: 888-242-8811 or 513-870-2000
Email: *cfc_corporate@cinfin.com*
Web: *cinfin.com*

Please recycle.

★★★ Exercise Your Right to Vote ★★★

CINCINNATI FINANCIAL CORPORATION

Annual Meeting Of Shareholders

This Proxy is being solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William F. Bahl and Steven J. Johnston or either one of them, the power of substitution as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of Cincinnati Financial Corporation stock held on record on March 9, 2022, at the Annual Meeting of Shareholders to be held at 9:30 a.m. ET on May 7, 2022, at the Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR all nominees listed; FOR the nonbinding proposal to approve compensation for the company's named executive officers; and FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2022.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Continued and to be signed on reverse side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 7, 2022. The 2022 Shareholder Meeting Notice and Proxy Statement, our 2021 Annual Report on Form 10-K and the 2022 Annual Letter to Shareholders are available at:

http://www.viewproxy.com/cinfin/2022

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominee	FOR	AGAINST	ABSTAIN
(01) Thomas J. Aaron	☐	☐	☐
(02) William F. Bahl	☐	☐	☐
(03) Nancy C. Benacci	☐	☐	☐
(04) Linda W. Clement-Holmes	☐	☐	☐
(05) Dirk J. Debbink	☐	☐	☐
(06) Steven J. Johnston	☐	☐	☐
(07) Jill P. Meyer	☐	☐	☐
(08) David P. Osborn	☐	☐	☐
(09) Gretchen W. Schar	☐	☐	☐
(10) Charles O. Schiff	☐	☐	☐
(11) Douglas S. Skidmore	☐	☐	☐
(12) John F. Steele, Jr.	☐	☐	☐
(13) Larry R. Webb	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Please sign, date and return promptly in the enclosed envelope.

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/cinf

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.